RESORT MANAGEMENT AGREEMENT

by and among

RIVIERA OPERATING CORPORATION,

a Nevada corporation

as “Resort Owner”

RIVIERA HOLDINGS CORPORATION,

a Nevada corporation

as “Holdings”

and

PARAGON RIVIERA LLC,

a Nevada limited liability company,

as “Manager”

Dated: June 21, 2013

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RESORT MANAGEMENT AGREEMENT

This RESORT MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of June 21, 2013 (the “Effective Date”), among RIVIERA OPERATING CORPORATION, a Nevada corporation (“Resort Owner”), RIVIERA HOLDINGS CORPORATION, a Nevada corporation (“Holdings”) and PARAGON RIVIERA LLC, a Nevada limited liability company (“Manager”). Each of Resort Owner, and Manager, are sometimes referred to individually herein as a “Party”, and collectively herein as the “Parties”.

RECITALS

A. Resort Owner is responsible for the oversight of operation of the Resort (as hereinafter defined). Holdings is the sole shareholder of Resort Owner and the owner of the land underlying the Resort.

B. Manager is experienced in the business of management and operation of resorts of the same class and quality as the Resort, and is qualified to operate, direct, manage and supervise the Resort.

C. Pursuant to this Agreement, Resort Owner desires to engage Manager to manage the Resort, and Manager wishes to accept such engagement, all in accordance with and subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Section 1.         DEFINITIONS

The following terms when used in this Agreement have the meanings indicated below.

1.1              “ADA” means the Americans with Disabilities Act of 1990, as amended.

1.2              “Accounting Period” means a calendar month, including any partial calendar month at the commencement or termination of the Term.

1.3              “Additional Termination Incentive Management Fee” means, in the event of any Termination pursuant to Section 16.2 or 16.3 (but not pursuant to any other provision of this Agreement) that occurs after December 31, 2013 but prior to July 1, 2014 (but not if such Termination occurs at any other time during the Term), an additional termination fee shall be payable by Owner to Manager in an amount equal to fifty percent (50%) of the amount, if any, by which actual EBITDAM for the First Incentive Management Fee Period exceeds the First Incentive Management Fee Threshold, but in no event shall the Additional Termination Incentive Management Fee exceed One Million Five Hundred Thousand Dollars ($1,500,000). If any such Termination occurs on the last day of the first Incentive Management Period, the Additional Termination Incentive Management Fee shall be paid by Owner to Manager if the Additional Termination Incentive Management Fee has been earned by Manager in accordance with this definition. If any such Termination occurs on any other date during the final six (6) months of the First Incentive Management Fee Period, (a) the First Incentive Management Fee Threshold shall be prorated based on the relationship the actual number of days in such partial First Incentive Management Fee Period bears to three hundred sixty-five (365) days to determine whether an Additional Termination Incentive Management Fee is payable for such partial Incentive Management Fee Period, and (b) if actual EBITDAM for such partial First Incentive Management Fee Period exceeds the prorated First Incentive Management Fee Threshold, Resort Owner shall pay to Manager an amount equal to fifty percent (50%) of such excess amount as the Additional Termination Incentive Management Fee. No Additional Termination Incentive Management Fee shall be payable by Owner to Manager if any such Termination occurs at any time during the Term other than after December 31, 2013 but prior to July 1, 2014.

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1.4              “Affiliate” means, with respect to any Person, each Person that directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.5              “Agreement” has the meaning ascribed to it in the preamble to this Agreement.

1.6              “Approvals” means all permits, licenses, authorizations, registrations, entitlements, waivers and exemptions issued by or required from any Governmental Authority in order for Manager to perform its obligations under this Agreement.

1.7              “Approved Capital Plan” means the Capital Plan approved by Resort Owner with respect to the Resort, in accordance with and subject to Section 4, as may be modified from time to time in accordance with this Agreement.

1.8              “Approved Operating Budget” means the Operating Budget included in the applicable Approved Resort Operating Plan and approved by Resort Owner with respect to the Resort, in accordance with and subject to Section 4, as may be modified from time to time in accordance with this Agreement.

1.9              “Approved Resort Operating Plan” means the Resort Operating Plan approved by Resort Owner with respect to the Resort, in accordance with and subject to Section 4, as may be modified from time to time in accordance with this Agreement.

1.10          “Authorized Signatories” has the meaning ascribed to it in Section 5.5.

1.11          “Base Fee” has the meaning ascribed to it in Section 6.1.

1.12          “Business Day” means any day other than Saturday, Sunday and any day that lending institutions are closed for business in Las Vegas, Nevada.

1.13          “Capital Expenditures” means non-routine maintenance, repairs, replacements and alterations normally capitalized under GAAP, including, but not limited to, exterior and interior repainting, structural alterations or improvements, resurfacing building walls, floors, roofs and parking areas and replacing mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, replacements or additions to FF&E, expenditures for leasing commissions and tenant improvements.

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1.14          “Capital Plan” means the plan prepared by Manager described in Section 4.2.4, and required to be submitted by Manager for Resort Owner's Approval pursuant and subject to Section 4.

1.15          “Cash Flow Projection” means the report itemizing the sources and uses of cash with respect to the Resort, as described in Section 4.2.1, and required to be submitted by Manager for Resort Owner's Approval pursuant and subject to Section 4.

1.16          “Casino Premises” means the areas comprising approximately one hundred thousand square feet as well as other gaming areas located in or around the Resort, including, without limitation, areas contain all front-of-the-house casino related slots, table games, sports and race book and all areas used for Gaming purposes, associated offices, count rooms, casino cages and all surveillance areas within the Resort.

1.17          “Chief Financial Officer” means the person employed by Resort Owner to direct the day-to-day financial management of the Resort.

1.18          “Combined Operations” means the aggregate of all operations of the Resort.

1.19          “Confidential Information” has the meaning ascribed to it in Section 21.14(a).

1.20          “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of the controlled Person, whether through the ownership of voting securities, by contract, or otherwise.

1.21          “Covering Party” has the meaning ascribed to it in Section 11.3.

1.22          “Depreciation, Depletion and Amortization Expense” means, for any period, the total amount of depreciation, depletion and amortization expense and other similar non-cash operating charges for such period.

1.23          “Disclosure” has the meaning ascribed to it in Section 21.14(a).

1.24          “EBITDAM” means Net Income (A) plus the sum of the following amounts but only to the extent such amounts were included in the determination of Net Income: (i) the aggregate amount of Interest Expense for such period, (ii) the aggregate amount of income taxes for such period; (iii) Depreciation, Depletion and Amortization Expense for such period, (iv) the Base Fee for such period, (v) all amounts (to the extent not already included in (iii) above) attributable to other (a) non-cash operating charges and (b) non-cash non-operating charges for such period (including, without limitation, impairment of land, goodwill and license rights), (vi) all extraordinary charges for such period, and (vii) any payments or accruals consisting of sales and/or use taxes on complimentaries to customers and employees to the extent that any such sales and/or use taxes are held to be not due and payable under Applicable Law and any such sales and/or use taxes paid by Resort Owner are refunded to Resort Owner; and (B) minus, without duplication, but only to the extent such amounts were included in the determination of Net Income: (x) all extraordinary gains for such period (including, without limitation, all gains on disposal of assets), and (y) interest income for such period; as all of the foregoing is calculated on a consolidated basis and in accordance with GAAP.

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1.25          “EBITDAM Threshold Adjustment” has the meaning ascribed to it in Section 8.2.1.

1.26          “Effective Date” has the meaning ascribed to it in the preamble to this Agreement.

1.27          “Employee Claims” means any and all claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claim) by any employee against Resort Owner, Holdings, Manager or their respective Affiliates related to the employment of such employee. “Employee Claims” shall include, without limitation, the following: (i) any claim related to an alleged breach of an employment related contract; and (ii) any claim alleging that one or more state or federal laws relating to employees has been violated.

1.28          “Environmental Law” means any federal, state, or local law, statute, ordinance, or regulation, whether now or hereafter in effect, pertaining to industrial hygiene or the environmental conditions on, under, or about the Resort, including, without limitation, the following as now or hereafter amended: Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., as now or hereafter amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq. as now or hereafter amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec. 5901 et seq., as now or hereafter amended, the Federal Hazardous Substances Act, 15 U.S.C. Sec. 1261 et seq., as now or hereafter amended, the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Sec. 7401, et seq., as now or hereafter amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sec. 136 et seq., as now or hereafter amended, the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Sec. 11001 et seq. as now or hereafter amended, the Occupational Safety and Health Act of 1970, 29 U.S.C. Sec. 651 et seq., as now or hereafter amended, the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq., as now or hereafter amended, the statutes of the State of Nevada found currently at ch. 444, 445, 459, 477, 590, 618 or in the Uniform Fire Code, 1991 edition; and any corresponding state laws; and regulations rules, guidelines, or standards promulgated pursuant to such laws, statutes and regulations, as such statutes, regulations, rules guidelines, and standards are amended from time to time.

1.29          “Event of Default” means each event or condition described in Section 16.1.

1.30          “Executive Staff” has the meaning ascribed to it in Section 13.

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1.31          “Expert” means a Qualified Person selected in accordance with the procedures set forth in Section 19.1.

1.32          “FF&E” means all those fixtures, furniture, furnishings and equipment used in the operation of the Resort during the Term, including, without limitation, lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment (such as safes), cash registers, and accounting, duplicating and communications equipment, telephone systems, back and front of the house computerized systems, guest room furniture, specialized hotel equipment such equipment required for the operation of kitchens, laundries, front desk, dry cleaning facilities, bar and cocktail lounges, restaurants, recreational facilities as they may exist from time to time, and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes, and gaming equipment which Resort Owner is lawfully permitted to own or lease.

1.33          "First Incentive Fee Management Period" means the Incentive Management Fee Period between July 1, 2013 and June 30, 2014.

1.34          “First Incentive Management Fee Threshold” has the meaning ascribed to it in Section 1.52.

1.35          “Fiscal Year” means the calendar year, beginning on January 1, and ending on December 31. Any partial Fiscal Year between the Effective Date and the first full Fiscal Year or between the end of the last full Fiscal Year and the Termination shall constitute a separate Fiscal Year. If the Termination occurs on a date other than the last day of a full Fiscal Year, any amounts computed on the basis of a full Fiscal Year shall be prorated based on the relationship the actual number of days in such partial Fiscal Year bears to three hundred sixty-five (365) days.

1.36          “Force Majeure Event” means any one or more of the following events or circumstances that, alone or in combination, directly or indirectly adversely affects the operation or ownership of the Resort: fire, earthquake, storm, flood or other casualty; strikes, lockouts, or other labor interruptions; war, rebellion, riots, acts of terrorism, or other civil unrest; acts of God or of any government; disruption to local, national or international transport services; shortages of materials, epidemics, quarantine or any other public health restrictions or public health advisories; or any other event beyond the Parties’ reasonable control. For avoidance of doubt, neither general economic decline, nor the inability of a Party to meet its economic obligations, shall constitute a Force Majeure Event.

1.37          “Foreclosure Event” means any foreclosure, deed or assignment in lieu of foreclosure, sale or assignment by a trustee pursuant to a power of sale, or other transfer (voluntary or involuntary) of the Resort or any portion thereof or interest therein in connection with the exercise of Mortgagee’s remedies under any Mortgage or otherwise with respect to the loan evidenced by any Loan Documents.

1.38          “GAAP” means those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

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1.39          “Gaming” has the meaning set forth for such term in the Gaming Act.

1.40          “Gaming Act” means the Nevada Gaming Control Act, Nevada Revised Statutes §§ 463.010 et seq., as amended from time to time, or any successor statute thereto, any regulations promulgated thereunder, and the requirements of the Nevada Gaming Authorities.

1.41          “Gaming Approvals” means all Approvals that are required from the Nevada Gaming Commission, the NGCB and the Clark County Liquor and Gaming Licensing Board in order for (i) Resort Owner to continue to own the Gaming Assets and conduct the Gaming Operations and Liquor Operations at the Resort, (ii) for Manager to manage the Resort as a key employee, including, the Gaming Operations and Liquor Operations, and (iii) for Manager to receive the fees and reimbursements to be paid under and subject to this Agreement.

1.42          “Gaming Assets” means the assets owned, leased, held or used by Resort Owner in connection with the Gaming Operations, both tangible and intangible, including, without limitation, all furniture, fixtures and equipment (including, without limitation, all “Gaming Devices” and “Associated equipment” as defined in the Gaming Act), and any replacements of any of the foregoing.

1.43          “Gaming Operations” means any and all Gaming operated at the Resort.

1.44          “General Manager” means the person employed by Resort Owner to direct the day-to-day operations of the Resort.

1.45          “Governmental Authority” means, as to any Person, any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations.

1.46          “Governmental Permits” means all governmental approvals, licenses and permits necessary or appropriate for the operation of the Resort including, without limitation, approvals, licenses and permits required for the rental of rooms, the installation of signage, and the sale of alcoholic beverages to be consumed on or off the Resort, as applicable.

1.47          “Gross Negligence, Fraud, or Willful Misconduct of Manager” means any gross negligence, fraud or willful misconduct committed by any Paragon Employee in connection with the performance of Manager’s duties under this Agreement. Acts or omissions of Resort Employees shall not be deemed to constitute Gross Negligence, Fraud, or Willful Misconduct of Manager, except for (i) grossly negligent acts or omissions of the General Manager, Chief Financial Officer, director of surveillance and security and the director of human resources (regardless of title of the foregoing individuals), that are ordered by any Paragon Employee, and (ii) grossly negligent, fraudulent or willful acts or omissions of Resort Employees that result from the gross negligence or willful misconduct of any Paragon Employee during the Term in the hiring, training or termination of the Resort Employee, excluding acts or omissions of any Resort Employee resulting solely from the direction of Resort Owner.

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1.48          “Gross Revenues” means all revenue and income of any kind derived directly or indirectly from the Combined Operations, determined on an accrual basis in accordance with GAAP and, to the extent applicable, the Uniform System of Accounts. For purposes of this Agreement, “Gross Revenues” from Gaming Operations means the “gross revenues” from Gaming Operations as defined in NRS 463.0161.

Gross Revenues shall not include the following:

(i)                  excise, sales and use taxes or similar impositions charged directly to patrons or guests or included as part of the sales price of any goods or services and payable to any Governmental Authority, such as gross receipts, admission or similar equivalent taxes;

(ii)                 gratuities or service charges added to bills which are paid to or retained by Resort Employees;

(iii)                security deposits and taxes, cost of maintenance and repairs payable by tenants and concessionaires and sales and other receipts of the same, except to the extent payable as base rent or percentage rent under a lease or occupancy agreement;

(iv)                insurance proceeds (excluding therefrom any insurance proceeds received from business interruption insurance, which shall be included in Gross Revenues);

(v)                 condemnation awards;

(vi)                receipts from the financing, refinancing, sale, master lease or other disposition of capital assets comprising all or any part of the Resort, income derived from securities and other property acquired and held for investment and income from operations other than the operation of the Resort;

(vii)               proceeds from any Mortgage or Loan Agreement;

(viii)              interest earned on any deposits in the Resort bank and reserve accounts;

(ix)                 ebates, discounts or credits to patrons or guests (i.e., these shall be recorded against Gross Revenues);

(x)                  funds furnished by Resort Owner, including, without limitation, working capital contributions;

(xi)                 receipts or settlement of claims for loss, theft or damage to personal property or furnishings; and

(xii)                payments under warranties and guaranties from providers of goods or services to the Resort.

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1.49          “Guest Records” means all guest profiles, contact information, histories, preferences, and other information obtained in the ordinary course of business from guests of the Resort during such guests’ use of any part of the Resort. Guest Records shall constitute “Confidential Information” of Resort Owner pursuant to Section 21.14.

1.50          “Hazardous Materials” means and includes and substance or material containing one or more of any of the following: “hazardous material”, “hazardous waste”, hazardous substance”, “regulated substance”, “petroleum”, “pollutant”, “contaminant”, “polychlorinated biphenyls”, “lead” or “lead based paint”, as such terms are defined in any applicable Environmental Laws, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time.

1.51          “House Bank” means the amount of cash, chips, and tokens that Manager from time to time reasonably determines necessary to have at the Casino Premises daily to meet the cash needs of the Gaming Operations or such other amount that is required pursuant to applicable Legal Requirements.

1.52          “Incentive Management Fee” means, subject to Section 8.2.1, (i) with respect to the First Incentive Management Fee Period, an amount equal to One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) if EBITDAM for the First Incentive Management Fee Period is equal to or better than negative Five Million and no/100 Dollars (-$5,000,000.00) (the “First Incentive Management Fee Threshold”); provided, however, that if EBITDAM is not equal to or better than the First Incentive Management Fee Threshold during the First Incentive Management Fee Period, then the Incentive Management Fee for the First Incentive Management Fee Period will be zero ($0), and (ii) with respect to the Second Incentive Management Fee Period, an amount equal to One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) if EBITDAM for the Second Incentive Management Fee Period is equal to or better than positive One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) (the “Second Incentive Management Fee Threshold”); provided, however, that if EBITDAM is not equal to or better than the Second Incentive Management Fee Threshold for the Second Incentive Management Fee Period, then the Incentive Management Fee for the Second Incentive Management Fee Period will be zero ($0).

1.53          “Incentive Management Fee Period” means the fiscal period, beginning on July 1, and ending on June 30 during the Term.

1.54          “Independent Auditor” means a “Big Four” accounting firm selected by Resort Owner from time to time.

1.55          “Interest Expense” means for any period, without duplication, the total consolidated interest expense including (i) interest expense attributable to capital leases, (ii) amortization of indebtedness discount and indebtedness issuance costs (including any original issue discount attributable to any issuance of equity securities and indebtedness securities), (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net cash costs under interest rate protection agreements (including amortization of fees), and (viii) interest actually paid under any guarantee of indebtedness or other obligations of any other person.

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1.56          “Internal Control System” has the meaning set forth in Section 2.2.20.

1.57          “Inventories” means “inventories” as accounted for pursuant to accounting standards used for hotel/casino properties, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other supplies and similar items used in the operation of the Resort.

1.58          “Know-How” means any and all technical information, discoveries, improvements, processes, formulae, data, engineering, software, technical acumen and knowledge, inventions all of which are useful or necessary to make, have made, use and understand the Manager Intellectual Property, but specifically excluding the Resort Intellectual Property.

1.59          “Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Resort Owner, Manager, the Gaming Operations, the Resort or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and enforced, including, without limitation, the Gaming Act, the ADA, and data protection, privacy and use restrictions, regulations and laws, and all permits, licenses and authorizations and regulations relating thereto, including without limitation, all Governmental Approvals, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Manager, at any time in force affecting the Resort or any part thereof, including without limitation, any which may (i) require repairs, modifications or alterations in or to the Resort or any part thereof or (ii) in any way limit the use and enjoyment thereof.

1.60          “Liquor Operations” means the sale of liquor at the Resort, and activities necessary and incidental thereto.

1.61          “Loan Agreement” means any loan agreement in respect of the Resort and under which Holdings and/or Resort Owner are borrowers.

1.62          “Loan Documents” means any Loan Agreement, any Mortgage and any loan documents entered into with any Mortgagee in connection with any Mortgage.

1.63          “Management Fee” means the Base Fee and the Incentive Management Fee, if any.

1.64          “Manager” has the meaning ascribed to it in the preamble of this Agreement.

1.65          “Manager’s Intellectual Property” means the intellectual property described on Exhibit A attached hereto, together with all Know-How associated therewith. For the avoidance of doubt, “Manager Intellectual Property” does not include (i) Resort Intellectual Property, or (ii) software purchased or licensed by Resort Owner from third-party vendors.

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1.66          “Manager’s Representatives” means the individuals designated in writing by Manager to Resort Owner from time to time as the “Manager’s Representative” for purposes of this Agreement, subject to Resort Owner’s Approval. As of the Effective Date, Manager’s Representatives are Scott Menke and John Groom.

1.67          “Marketing Plan” means the plan prepared by Manager as part of each Resort Operating Plan setting forth a detailed program for advertising and promotion of the Resort, and required to be submitted by Manager for Resort Owner's Approval for pursuant to Section 4.

1.68          “Marks” means the name “Riviera Hotel & Casino,” as well as all service marks, trademarks, copyrights, trade names, patents, insignias, symbols, know-how, trade dress, slogans and logos, photographs, emblems, services, and rights or other similar rights or registrations used in connection with the identity and branding of the Resort, for Resort services, for other related goods and services, and for the Resort business associated therewith which by reason of extent of usage are associated with the Resort, including any and all derivations of the foregoing, currently used and to be used in the future.

1.69          “Monthly Reports” has the meaning ascribed to it in Section 5.1.

1.70          “Mortgage” has the meaning ascribed to it in Section 18.1.

1.71          “Mortgagee” has the meaning ascribed to it in Section 18.1.

1.72          “Net Income” means, for any applicable period, the net income of Holdings and its subsidiaries, including Resort Owner, from the Combined Operations, calculated on a consolidated basis and in accordance with GAAP.

1.73          “Nevada Gaming Authorities” means the NGC, the NGCB, and the Clark County Liquor and Gaming Licensing Board.

1.74          “NGC” means the Nevada Gaming Commission or any successor agency thereto.

1.75          “NGCB” means the Nevada Gaming Control Board or any successor agency thereto.

1.76          “Operating Budget” means the operating budget for the operation of the Resort (including the operation of the Gaming Operations and the Liquor Operations) for the forthcoming Fiscal Year containing projections of Gross Revenues and a budget of Operating Expenses, prepared by Manager as part of each Resort Operating Plan, as described in Section 4.2.3, and required to be submitted by Manager for Resort Owner's Approval pursuant and subject to Section 4.

1.77          “Operating Equipment” means linens, china, glassware, silver, uniforms, utensils and similar items used in the operation of the Resort.

1.78          “Operating Expenses” means, for any period, all costs and expenses incurred during such period in the Combined Operations determined on an accrual basis in accordance with GAAP and, to the extent applicable, the Uniform System of Accounts, which are incurred in accordance with the Approved Resort Operating Plan, are otherwise permitted by the terms of this Agreement or are otherwise incurred with Resort Owner’s Approval. In no event shall Operating Expenses include (i) the costs and expenses associated with Manager’s corporate and regional offices or the compensation and benefits of Paragon Employees, or (ii) any costs associated with Manager obtaining any necessary Gaming Approvals or other Approvals required for Manager to manage the Resort and receive all compensation contemplated by this Agreement, all of which shall be at the sole cost and expense of Manager and its Affiliates.

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1.79          “Paragon Employees” means the employees of Manager and any of Manager’s Affiliates who are performing the services of Manager under this Agreement. Without limiting the foregoing, as of the Effective Date, the Paragon Employees are those individuals identified on Exhibit B attached hereto.

1.80          “Party” or “Parties” has the meaning ascribed to it in the preamble to this Agreement.

1.81          “Person” means an individual, partnership, corporation, trust or other legal entity.

1.82          “Qualified Person” means an independent, neutral and impartial individual having not less than ten (10) years of hospitality industry experience in the area of expertise on which the dispute is based (e.g., with respect to operational matters, experience in the management and operation of hotels or resorts of comparable quality to the Resort, with respect to financial matters, experience in the financial or economic evaluation of such hotels or resort, and with respect to gaming matters, experience in the management and operation of casinos of comparable quality to the casino located on the Casino Premises). An individual shall be excluded as a Qualified Person if, currently or within the three (3) years prior to the date of selection of such individual as an Expert under Section 19, the individual (i) is, or has been, an employee of Manager, Resort Owner or any of their respective Affiliates, and/or (ii) is, or has been, the owner of any debt or equity position in the Resort, Manager, Resort Owner or any of their respective Affiliates.

1.83          “Recipient” has the meaning ascribed to it in Section 21.14(a).

1.84          “Reimbursable Expenses” has the meaning ascribed to it in Section 6.3.

1.85          “Representatives” has the meaning ascribed to it in Section 21.14(b).

1.86          “Resort” means the Riviera Hotel & Casino, Las Vegas, a mixed-use gaming, entertainment and hotel facility located at 2901 Las Vegas Boulevard, South, Las Vegas, Nevada 89109 (including the land, improvements and personal property used in the operation of the Resort and including, for the avoidance of doubt, the Casino Premises).

1.87          “Resort Employees” means any employee of Resort Owner, Holdings or their respective Affiliates who is assigned to work at the Resort, but shall not include any Paragon Employees.

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1.88          “Resort Intellectual Property” means all information and other intellectual property in tangible or intangible form relating to Resort Owner, Holdings or any of their respective Affiliates, the business affairs of the Resort or any part thereof, or any hotel, resort or similar facility which Resort Owner, Holdings or any of their respective Affiliates owns, leases, operates or franchises, including, without limitation: (i) the Marks; (ii) the Guest Records; (iii) the Resort Records; and (iv) all trade secrets and other information, materials and copyrightable or patentable subject matter developed, acquired, or licensed by Resort Owner, Holdings or any of their respective Affiliates, and any materials related thereto.

1.89          “Resort Operating Plan” means, collectively, the Cash Flow Projection, the Operating Budget, the Capital Plan, the Marketing Plan and any other items required to be submitted by Manager for Resort Owner's Approval pursuant and subject to Section 4.

1.90          “Resort Owner” has the meaning ascribed to it in the preamble to this Agreement.

1.91          “Resort Owner’s Approval” means the prior, written approval of Resort Owner (which written approval may be in the form of email communication), subject to the following conditions: (i) all requests by Manager for any approval from or consent by Resort Owner and/or Holdings shall be in writing (which written request may be in the form of email communication) and, except in such circumstances where Manager determines in its commercially reasonable discretion that a detailed description would not be prudent or practical (unless such detailed description is nonetheless requested by Resort Owner), shall reasonably detail the circumstances surrounding the subject of the requested approval; (ii) any such approval may be granted or withheld in Resort Owner’s sole and absolute discretion; and (iii) in the event that Resort Owner does not provide written approval or disapproval of any such request within ten (10) Business Days following Manager’s written request therefore (or such other response period as may be expressly set forth in this Agreement with respect to a particular approval or consent), Resort Owner shall be deemed to disapprove and withhold the requested approval or consent. Manager acknowledges that Resort Owner’s approval of the Resort Operating Plan (inclusive of any proposed revisions thereto in excess of Two Hundred Thousand and no/100 Dollars ($200,000.00)) and any proposed expenditure in excess of Two Hundred Thousand and no/100 Dollars ($200,000.00) that is not set forth in the Approved Resort Operating Plan may only be approved by the board of directors of Resort Owner; all other Resort Owner’s Approvals may be granted or denied in writing by a Resort Owner’s Representative.

1.92          “Resort Owner’s Representatives” means the individuals designated in writing by Resort Owner to Manager from time to time as the “Resort Owner’s Representatives” for purposes of this Agreement. As of the Effective Date, Resort Owner’s Representative is Steven Hankin.

1.93          “Resort Records” means all books, records, guest histories, sales records and comparable documents relating to the operation of any part of the Resort. Resort Records shall constitute “Confidential Information” of Resort Owner pursuant to Section 21.14.

1.94          “Retained Proceeds” has the meaning ascribed to it in Section 16.1(c).

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1.95          “Retention Period” has the meaning ascribed to it in Section 16.1(c).

1.96          “Routine Capital Expenditures” means routine expenditures which are classified as “capital expenditures” under GAAP, funded as set forth in this Agreement.

1.97          “Sale of the Resort” means a sale of the Resort business and assets thereof, whether through an asset sale, equity sale, merger, consolidation or similar transaction but excluding therefrom a Foreclosure.

1.98          "Second Incentive Management Fee Period" means the Incentive Management Fee Period between July 1, 2014 and June 30, 2015.

1.99          “Second Incentive Management Fee Threshold” has the meaning ascribed to it in Section 1.52.

1.100      “Successor Resort Owner” has the meaning ascribed to it in Section 18.4.

1.101      “Term” has the meaning ascribed to it in Section 3.1. In determining the rights and obligations of the Parties under this Agreement, the “Term” includes the Transition Period, if any, specified by Resort Owner in accordance with this Agreement, except that the operational responsibilities of Manager during the Transition Period shall be as specified by Resort Owner rather than as required by the express terms of this Agreement, it being acknowledged by Manager that the provisions of Sections 11.2, 11.3, 12.1 and 12.3 shall remain in effect during any Transition Period without further direction from Resort Owner.

1.102      “Termination” means the expiration or sooner termination of this Agreement in accordance with its terms.

1.103      “Termination Fee” means, in the event of any Termination pursuant to Section 16.2 or 16.3 (but not pursuant to any other provision of this Agreement), a termination fee payable by Owner to Manager equal to the sum of: (A)(i) if such Termination occurs after September 30, 2013 but prior to July 1, 2014, an amount equal to four (4) times the monthly Base Fee payable pursuant to Section 6.1; or (ii) if such Termination occurs during the final twelve (12) months of the Term, an amount equal to the lesser of (x) two (2) times the monthly Base Fee payable pursuant to Section 6.1, and (y) the monthly Base Fee payable pursuant to Section 6.1 for the then remainder of the Term; PLUS (B) the Termination Incentive Management Fee to the extent the same is payable in accordance with the definition thereof; PLUS (C) the Additional Termination Incentive Management Fee to the extent the same is payable in accordance with the definition thereof. Attached hereto as Exhibit C is a Termination Fee Schedule setting forth (x) the Base Fee payable in connection with any Termination pursuant to Section 16.2 or 16.3 (but not pursuant to any other provision of this Agreement) as described in subsection (A) above, and (ii) the Termination Incentive Management Fee payable in connection with any Termination pursuant to Section 16.2 or 16.3 (but not pursuant to any other provision of this Agreement) as described in subsection (B) above and assuming that such Termination Incentive Management Fee has been earned and is payable in accordance with the definition thereof. Exhibit C does not set forth any Additional Termination Incentive Fee that may be payable in connection with any Termination pursuant to Section 16.2 or 16.3 (but not pursuant to any other provision of this Agreement) as described in subsection (C) above since such determination will necessarily depend upon the amount of actual EBITDAM as of such Termination in accordance with the definition of Additional Termination Management Fee.

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1.104      “Termination Incentive Management Fee” means the Incentive Management Fee payable by Owner to Manager in connection with a Termination pursuant to Section 16.2 or 16.3 (but not pursuant to any other provision of this Agreement) for the Incentive Management Fee Period during which such Termination occurs (but not for any prior Incentive Management Fee Period), if such fee is earned as set forth below, but only if such Termination occurs (i) with respect to the First Incentive Management Fee Period, after December 31, 2013 but prior to July 1, 2014, or (ii) during the Second Incentive Management Fee Period. If any such Termination occurs on the last day of a full Incentive Management Period, the Incentive Management Fee shall be paid by Owner to Manager if the same has been earned by Manager in accordance with the terms of this Agreement. If any such Termination occurs on a date other than the last day of a full Incentive Management Fee Period, (a) the Incentive Management Fee Threshold for the applicable Incentive Management Fee Period shall be prorated based on the relationship the actual number of days in such partial Incentive Management Fee Period bears to three hundred sixty-five (365) days to determine whether an Incentive Management Fee is payable for such partial Incentive Management Fee Period, and (b) if actual EBITDAM for such partial Incentive Management Fee Period exceeds the prorated Incentive Management Fee Threshold for such partial Incentive Management Fee Period, the Incentive Management Fee shall be paid in the following amounts: (A) with respect to such a Termination after December 31, 2013 but prior to July 1, 2014, Owner shall pay to Manager the full Incentive Management Fee for the First Incentive Management Fee Period; (B) with respect to such a Termination on or after July 1, 2014 but prior to December 31, 2014, Owner shall pay to Manager an amount equal to fifty percent (50%) of the Incentive Management Fee for the Second Incentive Management Fee Period; and (C) with respect to such a Termination on or after December 31, 2014 but prior to the end of the Term, Owner shall pay to Manager the full Incentive Management Fee for the Second Incentive Management Fee Period. No such Termination Incentive Management Fee shall be payable if such Termination occurs prior to December 31, 2013 regardless of the level of EBITDAM achieved as of the date of such Termination. If the Parties cannot agree whether a Termination Incentive Management Fee and, if applicable, the Additional Termination Incentive Management Fee, are payable in connection with a Termination pursuant to Section 16.2 or 16.3, or if so, in what amount, Resort Owner and Holdings may nonetheless terminate this Agreement in accordance with Section 16.2 or 16.3, as applicable, as long as Resort Owner has deposited a reasonable estimate of the Termination Incentive Management Fee and, if applicable, the Additional Termination Incentive Management Fee, that may be payable in connection with such Termination in escrow with a reputable national title insurance company pending the completion of the audit contemplated by Section 6.2. If the audited financial statements demonstrate that either or both of such Fees are payable to Manager, the escrowed funds (up to the amount of the Fees due) shall be released to Manager and any balance remaining after such release shall be released to Resort Owner, and Resort Owner shall make payment of any balance due (in the event that the Fees due exceed the amount of the escrowed funds) within five (5) days following Resort Owner’s receipt of the audited financial statements. If the audited financial statements demonstrate that such Fees are not payable to Manager, the escrowed funds shall be released to Resort Owner and Resort Owner shall not be required to pay any Termination Incentive Management Fee or any Additional Termination Incentive Management Fee to Manager.

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1.105      “Transition Consideration” means, with respect to any Transition Period, an amount equal to the Management Fee for each calendar month during any Transition Period, pro-rated for any partial calendar month during such Transition Period.

1.106      “Transition Period” means the period of time commencing on the date of Termination of this Agreement, and expiring upon the completion of transition of Manager’s management of the Resort to Resort Owner or its designee, during which period Manager shall, subject to the direction of Resort Owner, continue to be involved in the management and operation of the Resort and the transition of management of the Resort to Resort Owner or its designee. The duration of the Transition Period shall be determined by Resort Owner but shall not in any event exceed one-hundred-eighty (180) days.

1.107      “Uniform System of Accounts” means the Uniform System of Accounts for Hotels, as approved and adopted by the American Hotel and Lodging Association (10th revised edition or such other latest edition approved and adopted by the American Hotel and Lodging Association).

Section 2.         APPOINTMENT AND RESPONSIBILITIES OF MANAGER

2.1              Appointment. Resort Owner appoints Manager as agent for and on behalf of Resort Owner to manage the operation of the Resort (including, without limitation, the Gaming Operations and the Liquor Operations) in accordance with the Approved Resort Operating Plan, all Legal Requirements, the terms and conditions of this Agreement and the requirements of any Loan Documents applicable to the operation of the Resort for the Term. Manager accepts the appointment and shall operate and manage the Resort during the Term in accordance with and subject to this Agreement. The Parties acknowledge and agree that the appointment by Resort Owner of Manager to manage the Gaming Operations and the Liquor Operations is an appointment of Manager as a key employee at the Resort, and that Manager shall (at Manager’s sole cost and expense) file all necessary applications to obtain the Gaming Approvals within thirty (30) days after the Effective Date.

2.2              Manager’s General Responsibilities. Subject to the requirements of this Agreement, including, without limitation, Section 2.9, to the extent funds derived from the operation of the Resort or provided by Resort Owner are available for such purposes and otherwise with Resort Owner’s Approval, Manager shall operate the Resort in conformance with the Approved Resort Operating Plan and the terms of this Agreement. All duties to be performed by Manager under this Agreement shall be for and on behalf of Resort Owner, in the name of Resort Owner, and for Resort Owner’s account, and none of such duties are to be performed at Manager’s expense except as expressly provided in this Agreement. For the avoidance of doubt, subject to Section 2.9, Manager may fulfill its duties under this Agreement by supervising, directing and controlling the Resort Employees and Paragon Employees in the performance of the relevant functions. Subject to the requirements of this Agreement, including, without limitation, Section 2.9, Manager shall be responsible for all matters relating to the management and operation of the Resort. Manager shall at all times act with the standard of skill, care and expertise that would be customary and reasonably expected from a prudent manager of comparable resorts and casinos, and Manager shall cause the Resort to be operated, serviced, maintained, furnished, and equipped in a manner consistent with the Approved Annual Operating Plan and the terms of this Agreement. Without limiting the generality of the foregoing, but subject in all instances to the Approved Resort Operating Plan and the terms of this Agreement, Manager is authorized and shall perform the following services, the costs of which shall constitute Operating Expenses (to be paid from Gross Revenues or, subject to Resort Owner’s Approval, as otherwise funded by Resort Owner):

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2.2.1         Collection of Gross Revenues. Collect, for Resort Owner’s account, all amounts that constitute Gross Revenues as such amounts become due and payable;

2.2.2         Payment of Operating Expenses. Coordinate the payment of all Operating Expenses that are due and payable to the extent such Operating Expenses were incurred in accordance with this Agreement and sufficient funds derived from the operation of the Resort or provided by Resort Owner are available for such purpose (provided, however, that Manager may, with Resort Owner’s Approval, pre-pay Operating Expenses to the extent that Resort Owner determines that pre-payment is advantageous);

2.2.3         Employees. Train, supervise, discharge and coordinate payment of the compensation and fringe benefits (including any retirement benefits), and establish the policies and other terms of employment of all personnel as may be reasonably required to operate and manage the Resort in a professional manner suitable to the character of the Resort; provided, however, that Resort Owner’s Approval shall be required prior to the execution of any written employment agreements with Resort Employees;

2.2.4         Pricing. Determine all terms for guest admittance to the Resort and establish all prices, price schedules, rates and rate schedules for rooms, and other amenities and services provided at or in connection the Resort in a commercially reasonable manner;

2.2.5         Entertainment. Determine the development and implementation of entertainment and amusement policies, together with all related policies and procedures;

2.2.6         Complimentaries. Determine, administer and implement policy regarding complimentary rooms, food and beverage and other complimentary items in operating the Resort in a commercially reasonable manner, it being agreed that the Approved Resort Operating Plan shall include a limitation on the amount of complimentary rooms and services that may be granted by Resort Owner and Manager, respectively;

2.2.7         Supplies. Subject to obtaining Resort Owner’s Approval to the extent required under Section 2.9, purchase (or arrange for the purchase of) and install (or arrange for the installation of) all Operating Equipment and Inventories which in the normal course of business are deemed by Manager necessary and proper to maintain and operate the Resort in accordance with Section 2.2;

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2.2.8         Service Contracts. Subject to obtaining Resort Owner’s Approval to the extent required under Section 2.9, negotiate and enter into service contracts in the name of Resort Owner or the Resort necessary or desirable in the ordinary course of business in operating the Resort, including, without limitation, contracts for cleaning, fire prevention and fire equipment maintenance, security services, vermin extermination, trash removal, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, entertainment, and other services which Manager deems advisable;

2.2.9         Execution of Leases. Subject to obtaining Resort Owner’s Approval to the extent required under Section 2.9, negotiate and execute, as the agent of Resort Owner, all leases and other agreements relating to equipment and/or services provided to the Resort. Resort Owner shall execute, in its name, all leases of retail space in the Resort, all of which shall be negotiated by Manager subject to Section 2.9;

2.2.10     Concessions and Privileges. Subject to Resort Owner’s approval rights set forth in Section 2.9, obtain and grant concessions and privileges, which may include, without limitation, cigar stands, newsstands, travel-related services, taxicabs and automobile parking as Manager may deem reasonably necessary or desirable in connection with the operation of the Resort;

2.2.11     Legal Actions. Subject to obtaining Resort Owner’s Approval to the extent required under Section 2.9, engage counsel to pursue (a) any and all legal actions or proceedings to collect charges, rent or other income from the Resort or to evict or dispossess guests, tenants or other Persons in possession pursuant to, or to cancel or terminate, any lease, license or concession agreement as a result of the breach thereof by the tenant, licensee or concessionaire, and (b) any appropriate steps to protest and/or litigate to final decision in any appropriate court or forum any violation, order, rule or regulation affecting the Resort. Manager shall not be authorized or responsible for instituting any other legal actions or proceedings without Resort Owner’s Approval, and the counsel to be engaged to bring such actions shall be selected by Resort Owner;

2.2.12     Marketing Program. Institute and supervise a sales and marketing program pursuant to the Marketing Plan, including coordination and cooperation with sales and promotional programs marketed by airlines, travel agents and government tourist departments when Manager reasonably determines that such cooperation, coordination or participation is advisable, and plan, prepare, arrange and contract for all advertising, publicity and promotional activities for the Resort;

2.2.13     Payment of Taxes. Coordinate the payment of all real estate taxes and sales, use and room taxes and, to the extent that Resort Owner gives Manager notice thereof, assessments; personal property taxes, levies, assessments, and similar charges on or relating to the Resort during the Term from the proceeds of Gross Revenues or such other funds provided by Resort Owner, and file all records and returns in conjunction therewith, unless payment thereof is in good faith being contested upon the request of Resort Owner or otherwise with Resort Owner’s Approval and enforcement thereof is stayed;

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2.2.14     Governmental Permits. In cooperation with Resort Owner, apply for, process and take all necessary steps to obtain (in Resort Owner’s name, as applicable, and/or Manager’s name if requested by Resort Owner or required by local authority), maintain and renew all Governmental Permits for the Resort’s operation, it being agreed that the liquor license for the Resort shall be in the name of Resort Owner or its Affiliate;

2.2.15     Drug Testing. Conduct periodic random drug tests on any and all of the Resort Employees and any Paragon Employees performing services at the Resort, disclose to Resort Owner the results of all drug tests, and take prompt remedial action (which, except in exceptional circumstances, shall be no less than termination of employment) in connection with any failed drug test;

2.2.16     Maintenance and Repairs. Perform (or cause to be performed and supervised) such routine maintenance and repairs to the Resort to the extent set forth in the Approved Resort Operating Plan;

2.2.17     Board and Resort Owner Meetings. Cause at least one (1) Manager’s Representative to (i) attend any Resort Owner’s and Holding’s board meetings if directed by Resort Owner, and (ii) meet with Resort Owner and/or Resort Owner’s Representative more frequently as reasonably requested by Resort Owner and/or Resort Owner’s Representative, in each case to review the operations of the Resort, which meetings may be held in person, by telephone or by video conference. Resort Owner will provide Manager with reasonable prior notice of such meetings. Manager acknowledges that Resort Owner may communicate directly with the Resort Employees, including, without limitation, those Resort Employees holding Executive Staff positions, and the Paragon Employees as long as such communications do not interfere with the day-to-day operations of the Resort or Manager’s performance of its duties under this Agreement; provided, however, that Manager acknowledges that personnel of Resort Owner and its Affiliates have particular experience in certain operational areas, including, without limitation, revenue management, and Resort Owner shall have the right to provide direct input on such operational matters, and, further, provided, that to the extent that Resort Owner’s communications with Resort Employees contradict Manager’s communications or direction, notwithstanding any other provision in this Agreement, Manager shall not have any liability with respect thereto;

2.2.18     Cooperation with Audits and Public Filings. Prepare and review, as requested by Resort Owner, all audits, public filings and disclosures for the Resort;

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2.2.19     Credit Policies. Establish, in consultation with Resort Owner during monthly management calls, terms of credit policies; provided, however, that Manager will have day-to-day authority to execute such credit policies in a commercially reasonable manner;

2.2.20     Gaming Operations. Manager will have the exclusive authority to, and Manager will conduct and direct all business and affairs in connection with the Gaming Operations, including, without limitation, (i) using reasonable measures to keep the Casino Premises clean and in good working order, subject to ordinary wear and tear; (ii) providing for appropriate security and surveillance for the Gaming Operations, including the hiring and supervision of security personnel, subject to regulatory oversight and access of the NGCB and all other Legal Requirements; (iii) placing advertising for the Gaming Operations; (iv) conducting the Gaming Operations subject to the system of internal controls (the “Internal Control System”) in place as of the Effective Date (which Internal Control System shall be subject to the necessary review and approval of the NGCB) and any changes instituted to the Internal Control System thereafter; provided, however, in no event will Manager be responsible for providing operating capital or any other funds for the Gaming Operations; and (v) performing any such other services or tasks required under any Legal Requirements applicable to the Gaming Operations. Manager shall act as a key employee to Resort Owner;

2.2.21     Liquor Operations. Manager will have the exclusive right and authority to (a) manage, be responsible for and conduct the sale of liquor at the Resort; and (b) engage in all activities necessary or incidental thereto, including, without limitation, (i) generally promote liquor sales, including, without limitation, developing, updating and implementing advertising, marketing, publicity, public relations, special events and sales which advertising, marketing, publicity, public relations, special events and sales shall be subject to Resort Owner’s prior written consent, which consent shall not be unreasonably withheld or delayed; (ii) arrange for the purchase of liquor, beverages, operating supplies, merchandise, furnishings, fixtures and equipment, and all other supplies necessary for the Liquor Operations; (iii) cooperate with Resort Owner to obtain and maintain all Approvals necessary for the Liquor Operations; (iv) establish accounting systems and internal controls as may be required by Legal Requirements; and (v) performing any such other services or tasks required under any Legal Requirements applicable to the Liquor Operations; and

2.2.22     Sufficient Resources and Personnel. Manager and its Affiliates shall at all times during the Term dedicate sufficient resources and personnel as are necessary to perform Manager’s responsibilities under this Agreement.

2.3              Manager Shall Not Pledge Credit of Resort Owner. Except as authorized in the Approved Resort Operating Plan or otherwise with Resort Owner’s Approval, and except in connection with trade payables for goods and services and other payments and obligations incurred in accordance with the Approved Resort Operation Plan, Manager shall not (a) pledge the credit of Resort Owner, Holdings or the Resort, or (b) in the name of or on behalf of Resort Owner, Holdings or the Resort, borrow any money, execute any promissory note, or pledge, mortgage, or otherwise encumber any real or personal property used in connection with Resort or owned by Resort Owner or Holdings (including, without limitation, any accounts established under this Agreement). For the avoidance of doubt but subject to the other terms of this Agreement, a participation agreement in which the vendor of gaming equipment shares in net win proceeds will not be deemed an extension of credit.

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2.4              Publicity and Public Relations. Resort Owner shall have the exclusive right to control, manage and monitor all publicity and public relations for the Resort with respect to the following: (i) the purchase price or news that a certain sum of funds are used to renovate any portion of the Resort; (ii) any material change in the operation of the Resort, including, without limitation, employee layoffs or temporary shutdowns of facilities; (iii) any Sale of the Resort; (iv) the financial performance of the Resort; and (iv) any other aspects relating to or similar in nature to the foregoing. Subject to the Approved Resort Operating Plan and the other terms of this Agreement, Manager shall manage and monitor all publicity and public relations for the Resort with respect to marketing, promotions and entertainment for the Resort. Resort Owner will not issue any press release or other publicity in which the name of Manager is mentioned without first obtaining Manager’s approval, which shall not be unreasonably withheld, conditioned or delayed. Manager will not use the name of Resort Owner, Holdings, Starwood Capital Group or any of their respective investors, partners, executives or employees in connection with any press release, publicity or other announcement without Resort Owner’s Approval.

2.5              Signatories. All contracts, leases, concessions or other agreements permitted to be entered into by Manager on behalf of Resort Owner in accordance with the Approved Resort Operating Plan and the terms of this Agreement may be executed only by a Manager’s Representative, a Resort Owner’s Representative, the General Manager or the Chief Financial Officer. Except in accordance with this Section 2.5, no individuals or entities other than those described in the first sentence hereof shall have any authority to sign on Resort Owner’s or Holdings’ behalf.

2.6              Other Services. With Resort Owner’s Approval, Manager or its Affiliates may provide other services in addition to the services required by this Agreement.

2.7              Franchise or License Agreement. Resort Owner may elect to enter into a franchise or license agreement with respect to all or any portion of the Resort. Provided that the terms and conditions do not unreasonably increase the scope of services provided by Manager hereunder, or increase any liability (or exposure to liability) of Manager, in such event, Manager shall comply with all terms and conditions of any such franchise or license agreement in the operation of the Resort, including without limitation the brand standards required by such franchise or license agreement, the implementation of any property improvement plan, and the implementation of any shared services between such area of the resort subject to the franchise or license agreement and the other areas of the Resort. From and after the affiliation of the Resort with any franchised or licensed brand, (i) Gross Revenues shall continue to include all room revenues received by the Resort, including any increase in such room revenues resulting from any franchise or license agreements, and (ii) Operating Expenses shall include all fees and expenses payable by the Resort or Resort Owner in connection with any such franchise or license agreement.

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2.8              Relationship of Parties. Nothing in this Agreement shall constitute, or be construed to be, or create, a partnership, joint venture or lease or employment arrangement between Resort Owner, Holdings and Manager with respect to the Resort or the operation thereof. Employees or agents of Manager (including, without limitation, Paragon Employees) are not by this Agreement or by any actions of Resort Owner, Holdings and/or Manager hereunder made employees of Resort Owner or Holdings.

2.9              Limitations on Authority. Notwithstanding anything contained in this Agreement to the contrary, Manager shall have no authority on behalf of Resort Owner, Holdings or their respective Affiliates to do any of the following without Resort Owner’s Approval in each instance:

2.9.1         Incur any liabilities or obligations to third parties in Manager’s capacity as agent of Resort Owner which are not expressly authorized in the Approved Resort Operating Plan or this Agreement or are otherwise unrelated to the operation, maintenance and security of the Resort or to the performance of Manager’s responsibilities under and in a manner consistent with this Agreement;

2.9.2         Except in accordance with the Approved Resort Operating Plan and the terms of this Agreement, enter into any contract (or series of related contracts) for the provision of goods or services (including, liquor purchases, but excluding usual and customary arrangements for the direct benefit of gaming customers) or the engagement of consultants for the Resort if (i) the expenditures thereunder would, or are reasonably anticipated to, exceed $25,000 in the aggregate, or (ii) the term of such contract has a term in excess of one (1) year (unless the contract is terminable by Resort Owner without payment or penalty upon forty five (45) days’ notice or less);

2.9.3         Except in accordance with the Approved Resort Operating Plan, enter into any lease, license, concession if (i) the expenditures thereunder would, or are reasonably anticipated to, exceed $25,000 in the aggregate, or (ii) the term of such contract has a term in excess of one (1) year (unless the contract is terminable by Resort Owner without payment or penalty upon forty five (45) days’ notice or less;

2.9.4         Except in accordance with the Approved Resort Operating Plan, settle any casualty insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of $10,000;

2.9.5         Institute or defend any legal or equitable proceedings with respect to the Resort, or select counsel for any such matter, other than routine collection matters and other matters involving ordinary day to day operations of the Resort involving amounts in controversy of less than $10,000;

2.9.6         Employ any legal or accounting firm, except in accordance with the Approved Resort Operating Plan;

2.9.7         Settle any tax claims or appeals;

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2.9.8         Purchase goods, supplies and services from itself or any Affiliate of Manager, or enter into any other transaction with an Affiliate of Manager, unless prior to the consummation of such transaction all of the prices and other terms thereof and the identity of the vendor and its relationship to Manager shall have been disclosed to and received Resort Owner’s Approval;

2.9.9         Acquire on behalf of Resort Owner or Holdings any land or any interest therein;

2.9.10     Consent to any condemnation or participate in any condemnation proceeding relating to the Resort, or any portion thereof;

2.9.11     Sell, transfer or otherwise dispose of all or any portion of the Resort;

2.9.12     Perform any alterations to the Resort or any portion thereof except to the extent Manager’s performance of any such alteration shall be expressly provided for in the Approved Resort Operating Plan and otherwise consistent with the other requirements of this Agreement, including, without limitation, Section 8;

2.9.13     Negotiate or make any agreement with any labor unions or enter into or amend or modify in any material respect any collective bargaining agreements with labor unions in connection with the Resort;

2.9.14     Retain any rebates or discounts received in connection with purchasing and contracting for the Resort, all of which shall be delivered to and be the property of Resort Owner; and

2.9.15     Take any other action which, under the terms of this Agreement, is prohibited or requires Resort Owner’s Approval, unless Resort Owner’s Approval is obtained.

2.10          Notice; Reporting. Manager shall promptly notify Resort Owner upon becoming aware of any actual or threatened litigation matters, violations of law and defaults under third party contracts relating to the operation of the Resort, in each case to the extent occurring during the Term.

2.11          Resort Owner Programs. Manager, with Resort Owner’s Approval, shall have the right to implement any loyalty or frequent guest or frequent player programs at the Resort, from time to time. Manager shall assist and oversee in implementing such programs, and shall administer and oversee such programs. All of the costs and expenses incurred in connection with the implementation, administration and operation of such approved programs shall be an Operating Expense. Resort Owner’s Approval shall not be required for guest award promotions to the extent the same are consistent with the Approved Resort Operating Plan.

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Section 3.         TERM

3.1              Term. The term of this Agreement shall begin on the Effective Date and shall continue until June 30, 2015 (the “Term”). This Agreement shall automatically terminate upon the expiration of the Term, and no Party shall have any option to renew or extend this Agreement.

3.2              Manager to Deliver Property Upon Termination. Upon any Termination, Manager agrees to (i) peacefully vacate and transfer management of the Resort to Resort Owner or its designee, (ii) cease operation and management of the Resort on the effective date of such Termination (except to the extent otherwise directed by Resort Owner during the Transition Period), and (iii) deliver and assign to Resort Owner or its designee, on or before the effective date of such Termination, any and all FF&E, Inventories and Operating Equipment (along with then-existing warranties, operating instructions and service contracts), Governmental Permits, Confidential Information of Resort Owner then in the possession of Manager or its Affiliates, Guest Records, Resort Records, keys, locks and safe combinations, reservation lists, ledgers, documents evidencing the transfer of bank accounts to Resort Owner or its designee, bank statements for all of the Resort’s accounts, budgets, all accounting books and records, employee personnel files, sales files and marketing records, insurance policies, bonds and other documents, memoranda, schedules, lists, contracts, agreements, leases, licenses, correspondence, and other items required for the management, maintenance and operation of the Resort, including all funds of Resort Owner and any funds designated by Resort Owner for repairs, replacements and renewals pursuant to Section 8.2. Any of the foregoing which are held in Manager’s or its Affiliate’s name shall be assigned by Manager to Resort Owner or its designee within five (5) business days after Termination. All receivables of the Resort outstanding as of the effective date of termination or expiration, including, without limitation, guest ledger receivables, shall continue to be the property of Resort Owner. Manager will turn over to Resort Owner any receivables collected by Manager after the effective date of Termination which relate directly or indirectly to business conducted at the Resort.

3.3              Cooperation Following Termination. During the period following delivery of a notice of Termination, and during any Transition Period, Resort Owner and Manager shall fully cooperate with each other in connection with all matters relating to the Resort, and do all things reasonably necessary or advisable to effectuate, the proper and smooth transition of operations of the Resort from Manager to Resort Owner or its designee. During any Transition Period, in addition to any other payments to be made to Manager under this Agreement, including Transition Consideration, Manager shall be reimbursed for its actual reasonable expenses associated with Manager’s services provided at Resort Owner’s request. The Parties shall execute and deliver any termination or other necessary agreements either Party shall reasonably request for the purpose of evidencing the termination of this Agreement. To the extent assignable, Manager shall assign all Approvals and all operating licenses used in the operation of the Resort, issued in the name of Manager or its Affiliate, to Resort Owner. Manager shall cause to be prepared and delivered to Resort Owner, based on information reasonably available to Manager from the books and records maintained by Manager for the Resort (including all books and records of the Gaming Operations in Manager’s possession), within thirty (30) days following the termination date, financial statements for the Resort for the final Fiscal Year, which shall include a certificate from a Manager’s Representative or a senior corporate officer of Manager to the effect that, subject to any qualifications therein, the financial statements fairly present, in accordance with the Uniform System and GAAP, the financial position, results of operations and cash flows of the Resort for the final Fiscal Year. All Resort Records and Guest Records shall be owned by Resort Owner, and in no event shall Manager or its Affiliates, during or at any time following the Term, utilize such Resort Records or Guest Records for any endeavor other than in connection with the operation of the Resort. Whether before or after termination of this Agreement, Resort Owner and its Affiliates shall have the right to use Guest Records of the Resort and other information concerning the operations of the Resort in any manner Resort Owner or its Affiliates desire.

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3.4              Payment Upon Termination. All uncontested amounts due to Manager through the date of termination shall be paid within thirty (30) days following the effective date of termination, or with respect to amounts that have not been calculated as of such time, within thirty (30) days after calculation of such amount. Both Parties will strive to calculate all such amounts as promptly as possible after any Termination, and will cooperate with each other in good faith towards such end. With respect to any contested amounts not paid, the Party contesting such amount shall deliver to the other Party a statement describing such contested amount and describing the basis for such Party’s dispute of such amount, which, failing the Parties’ ability to resolve such dispute within an additional thirty (30) days, may be submitted by either Party for Expert resolution in accordance with Section 19.1. Resort Owner shall also pay to Manager the Transition Consideration to the extent that Manager performs transition services during the Transition Period.

Section 4.         BUSINESS PLANS

4.1              Delivery by Manager of Resort Operating Plan. Within ten (10) days following the Effective Date, the Parties shall mutually agree upon the Approved Resort Operating Plan for the 2013 Fiscal Year. Commencing with the Resort Operating Plan for the 2014 Fiscal Year, Manager will, in consultation with Resort Owner, not less than forty five (45) calendar days prior to the commencement of each full Fiscal Year during the Term, submit for Resort Owner's Approval in accordance with and subject to Section 4.4, a proposed Resort Operating Plan for operation of the Resort for the ensuing Fiscal Year.

4.2              Elements of the Resort Operating Plan. The Resort Operating Plan and updates thereto required hereunder shall include the elements described in this Section 4.2 and shall be subject to Resort Owner’s Approval in accordance with and subject to Section 4.4.

4.2.1         Cash Flow Projection. The Cash Flow Projection shall be a projection of cash flow both in the aggregate and for each Accounting Period in the applicable Fiscal Year (or portion thereof).

4.2.2         Marketing Plan. The Marketing Plan shall include, but not be limited to, (i) occupancy projections and average daily rates by market segment, both in the aggregate and for each Accounting Period in the applicable Fiscal Year (or portion thereof), (ii) a detailed program for advertising and promotion, and (iii) a competitive hotel analysis.

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4.2.3         Operating Budget. The Operating Budget shall be a detailed report, in a form substantially in accordance with GAAP and, to the extent applicable, the Uniform System of Accounts, estimating income and expenses both in the aggregate and for each Accounting Period in the applicable Fiscal Year (or portion thereof), and including (a) in narrative form, the assumptions which form the basis upon which the Operating Budget was prepared, (b) detailed projections of any expenses to be paid to Manager, including but not limited to the Base Fees, Reimbursable Expenses and whether Manager projects that an Incentive Management Fee will be payable for the Incentive Management Fee Period ending during such Fiscal Year, (c) any compensation and benefits payable to Resort Employees, (d) a projected statement of the estimated income and expenses for the Fiscal Year, (e) a balance sheet and projection of cash flow for the Fiscal Year, (f) a schedule of repairs and maintenance (other than Capital Expenditures) expected during such Fiscal Year, and (g) the minimum balance which must remaining in the Resort bank accounts for Gaming Operations and the House Bank as of the end of each month during such Fiscal Year. Manager shall also provide any other reports concerning the operations of the Resort as Resort Owner shall require from time to time.

4.2.4         Capital Plan. The Capital Plan shall include remodeling, rebuilding, replacements, additions or improvements to the Resort which are of a capital nature and will include a detailed budget of Capital Expenditures for the ensuing Fiscal Year.

4.2.5         Form of Annual Operating Plan. Each Resort Operating Plan prepared by Manager shall be substantially in the form of the Approved Resort Operating Plan for the 2013 Fiscal Year and shall address such other areas as are designated by Resort Owner in its commercially reasonable discretion.

4.3              Financial Advisor. Manager may, to the extent set forth in the Approved Resort Operating Plan, engage an independent firm or firms with expertise in hotel/casino operations to consult with concerning the Resort Operating Plan (and each component thereof).

4.4              Approval of Resort Operating Plan. Resort Owner shall review the Resort Operating Plan and any revisions submitted by Manager in accordance with this Section 4.4 upon receipt. Resort Owner shall notify Manager whether the Resort Operating Plan has received Resort Owner’s Approval, in whole or part, within twenty (20) calendar days after receiving it. Manager acknowledges that Resort Owner’s Approval of the Resort Operating Plan (inclusive of any proposed revisions thereto in excess of Two Hundred Thousand U.S. Dollars and no/100 ($200,000.00)) and any proposed expenditure in excess of Two Hundred Thousand U.S. Dollars and no/100 ($200,000.00) that is not set forth in the Approved Resort Operating Plan may only be approved by the board of directors of Resort Owner; all other Resort Owner’s Approvals relating to the Resort Operating Plan may be granted or denied in writing by a Resort Owner’s Representative. If Resort Owner’s Approval is withheld or deemed withheld for all or any portion of the Resort Operating Plan, Resort Owner’s notice (unless Resort Owner's Approval is deemed withheld) shall include in detail the specific items in the Resort Operating Plan which Resort Owner disapproves and the reasons for its disapproval, as well as those items in the Resort Operating Plan (if any) which have received Resort Owner’s Approval. All items in the Resort Operating Plan which have received Resort Owner’s Approval shall become part of the Approved Resort Operating Plan. Manager shall resubmit a revised Resort Operating Plan to Resort Owner within ten (10) Business Days after Manager’s receipt of notice of Resort Owner’s disapproval. The foregoing procedure shall be followed until the proposed Resort Operating Plan has received Resort Owner’s Approval. If Resort Owner’s Approval has not been given for all items in the Resort Operating Plan prior to commencement of the applicable Fiscal Year covered by it, until Resort Owner’s Approval has been received for the new Resort Operating Plan in all respects, the items in the new Resort Operating Plan that have received Resort Owner’s Approval shall become effective, and with respect to those items in the new Resort Operating Plan that have not received Resort Owner’s Approval, those items shall be determined by increasing the preceding Fiscal Year’s actual expense by three percent (3%); provided, however, that in no event shall the foregoing authorization apply to Capital Expenditures, and no amounts in the Approved Capital Plan for the prior Fiscal Year shall be deemed carried forward and increased pursuant to the foregoing authorization. The resulting Resort Operating Plan obtained in accordance with the preceding sentence shall be deemed to be the Resort Operating Plan in effect until such time as the Parties have resolved the items in dispute.

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4.5              Implementation of Approved Resort Operating Plan. Resort Owner acknowledges that the Resort Operating Plan is intended only to be a reasonable estimate of the Resort’s revenues and expenses for the ensuing Fiscal Year. Manager shall not be deemed to have made any guarantee or covenant concerning projected results contained in the Resort Operating Plan; provided, however, that Manager shall operate the Resort in accordance with the Approved Resort Operating Plan and shall obtain Resort Owner’s Approval for any expenditures in excess of the variances to the Approved Operating Budget that are permitted by this Section 4.5. If Manager determines, in its reasonable discretion, that the Approved Resort Operating Plan should be adjusted to the extent necessary to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense, then in such events, Manager shall provide Resort Owner with proposed revisions to the Approved Resort Operating Plan at the time of such events, and Manager may propose (and Resort Owner may require that Manager propose) revisions to the Approved Resort Operating Plan at other times to the extent necessary to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense, all of which proposed revisions shall be subject to Resort Owner’s Approval. Further, after written notice to Resort Owner, Manager may reallocate the amounts budgeted in the expense line items set forth in the summary income statement that is part of the Approved Operating Budget (but not the Approved Capital Plan) to other such expense line items set forth in the Approved Operating Budget (but not to any items, matters or projects not set forth in an expense line item in the Approved Operating Budget) so long as (i) no such reallocations in any Fiscal Year, individually or in the aggregate, result in an increase or decrease in any individual expense line item in excess of five percent (5%) from the amount set forth for such individual expense line item in the Approved Operating Budget, and (ii) no such reallocations in any Fiscal Year, individually or in the aggregate, result in an increase or decrease in the aggregate amount of all expense line items in the Approved Operating Budget in excess of three and one-half percent (3.5%) of the aggregate amount of all expense line items in the Approved Operating Budget. Additionally, Resort Owner acknowledges that certain Operating Expenses provided for in the Approved Operating Budget for any Fiscal Year may vary based on the occupancy level of the Resort; and, accordingly, to the extent that the occupancy level of the Resort for any Fiscal Year materially exceeds the occupancy projected in the Approved Operating Budget for such Fiscal Year, such Approved Operating Budget shall be deemed to include corresponding, proportional and reasonable increases in such variable Operating Expenses and in Gross Revenues from the Resort, and to the extent that the occupancy level of the Resort for any Fiscal Year is materially less than the occupancy level projected in the Approved Operating Budget for such Fiscal Year, such Approved Operating Budget shall be deemed to include corresponding, proportional and reasonable decreases in such variable Operating Expenses and in Gross Revenues from the Resort, and Manager shall implement reasonable changes in operations to compensate for variations in occupancy levels in an effort to achieve the projected operating results shown in the applicable Approved Operating Budget. Also, upon written notice to Manager, Resort Owner may require changes to the Approved Resort Operating Plan, and upon receipt of such written notice, Manager shall incorporate the changes into the Approved Resort Operating Plan and comply therewith from and after the incorporation of changes. Notwithstanding anything to the contrary in this Agreement, for any expenditures set forth in the Approved Operating Budget, (i) Manager shall be entitled to make such expenditures which are less than One Hundred Thousand Dollars ($100,000) without further approval from Resort Owner, and (ii) Resort Owner shall be entitled to approve any expenditures which are greater than One Hundred Thousand Dollars ($100,000) in Resort Owner’s commercially reasonable discretion consistent with the Approved Resort Operating Plan. Without limiting the Parties agreement with respect to an EBITDAM Threshold Adjustment as set forth in Section 8.2.1, all deviations and variations from the Approved Capital Plan shall be subject to Resort Owner’s Approval.

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4.6              Manager’s Representative. Notwithstanding anything contained in this Agreement to the contrary, where approval or consent or other action of Manager is required, such approval shall mean the written approval of a Manager’s Representative, who, as between Manager and Resort Owner, shall be provided with all requisite corporate authority to act on behalf of Manager for purposes of this Agreement.

Section 5.         ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS

5.1              Monthly Reports. Manager shall deliver to Resort Owner within twenty-five (25) days after the end of each Accounting Period an interim accounting showing the results of the operation of the Resort (including Gross Revenues and Operating Expenses, statement of cash flow and balance sheet) for such month and for the Fiscal Year to date (the “Monthly Report”). Such Monthly Report shall (i) be in a form reasonably agreed upon by Resort Owner and Manager, accompanied by such supplementary report(s) and information as may be required by Resort Owner from time to time, (ii) be taken from the books and records maintained by Manager for the Resort in the manner specified in this Agreement, (iii) separately state the amount of Management Fees and Reimbursable Expenses payable to Manager in accordance with this Agreement, together with reconciliation and support of such amounts, (iv) include a Fiscal Year-to-date comparison by line item of actual Operating Expenses and Gross Revenues as compared to the amounts set forth in the Approved Operating Budget, and (v) include a calculation of EBITDAM-to-date for the then applicable Incentive Management Fee Period. Upon expiration of the Term, Manager and Resort Owner will cooperate in the calculation and compilation of the Monthly Report for the final month of the Term, in an effort to have the Monthly Report for such final month completed within thirty (30) days after the expiration of the Term.

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5.2              Year-End Financial Statements. Manager shall deliver to Resort Owner within thirty (30) days after the end of each Fiscal Year, a financial statement showing the results of the operation of the Resort for the Fiscal Year. Such financial statement shall include, in addition to the information contained in the Monthly Report, any other information required by Resort Owner.

5.3              Audits. With respect to each Fiscal Year, Resort Owner may have an annual accounting, audited and certified by an Independent Auditor, showing the results of operations of the Resort during such Fiscal Year (including Gross Revenues, Operating Expenses and EBITDAM, statement of cash flow and balance sheet) and any other information necessary to make the computations required by this Agreement or which may be required by Resort Owner, all for such Fiscal Year. For purposes of Fiscal Year-end calculations under this Agreement (expressly excluding the calculation of whether the Incentive Management Fee is payable at the end of an Incentive Management Fee Period, which shall be determined in accordance with Section 6.2), in the event of a discrepancy, the audited and certified annual accounting for any Fiscal Year shall be controlling over the Monthly Reports for such Fiscal Year. Manager shall reasonably cooperate with any Person conducting the audit and shall make available to the Independent Auditor at the Resort within ten (10) days following Resort Owner’s notice respecting such audit, all of the books, source documents, accounts, records and sales tax reports of Manager and/or any of its subtenants, concessionaires, licensees and/or assignees which such Independent Auditor deems necessary or desirable for the purpose of making such audit of Resort records. The final figures of any audit shall control over the Monthly Reports prepared by Manager for the Fiscal Year. From and after any Termination of this Agreement, Resort Owner will deliver to Manager true and correct copies of all audited financial statements for the Resort operations for all periods covered by the Term promptly upon such audited financial statements becoming available.

5.4              Books and Records. Manager shall maintain complete and accurate books of account and such other records as are necessary to reflect the operations of the Resort in accordance with GAAP and, to the extent applicable, the Uniform System of Accounts, except as provided by this Agreement or otherwise with Resort Owner’s Approval. All such books and records shall constitute the property of Resort Owner, and Resort Owner shall have the right to inspect the books and records during normal business hours upon reasonable advance notice to Manager, provided that Resort Owner makes reasonable efforts to minimize any interference with on-going business operations resulting from its inspection of the books and records. Upon a Termination, Manager shall deliver the books and records to Resort Owner who shall maintain the books and records for a period of at least seven (7) years after the Termination, and Manager shall have the right upon reasonable advance notice to Resort Owner and during regular business hours to inspect the books and records of the Resort transferred to Resort Owner during that period and for so long thereafter as Resort Owner keeps such books and records. Manager shall also maintain full and complete records of all past and present Paragon Employees performing duties at the Resort. Manager shall prepare and timely file all necessary reports respecting withholding taxes, social security taxes, unemployment insurance, disability insurance, the Fair Labor Standards Act, and all other statements and reports pertaining to labor employment in or about the Resort.

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5.5              Resort Accounts. All Gross Revenues, other receivables collected and other sources of cash derived in connection with the operation or financing of the Resort shall be deposited in Resort bank accounts in Resort Owner’s name in a bank designated by Resort Owner. All funds deposited in the Resort’s bank accounts shall be the sole property of Resort Owner. Withdrawals from the Resort’s bank accounts shall be made only by signatories designated by Resort Owner. All checks written from the Resort’s bank accounts shall require the signature of two (2) Authorized Signatories (as defined below). Any check written in excess of $50,000 will require the signature of Resort Owner’s Representative or the approval of Resort Owner which may be requested and given by return facsimile or other reasonable electronic delivery, including “email.” For purposes of this Section 5.5, Resort Owner Representatives, the Chief Financial Officer, the General Manager and such other persons approved by Resort Owner from time to time will be authorized to sign checks (the “Authorized Signatories”). Manager’s Representatives and other Paragon Employees will not be Authorized Signatories on the Resort’s bank accounts. Reasonable petty cash funds shall be maintained at the Resort. Manager shall cause all of its employees handling cash, checks or other types of revenues to be bonded, with reasonable limits and deductibles approved by Resort Owner. Manager shall establish reasonable controls to ensure accurate reporting of all transactions involving such accounts, and accounts shall require positive pay and electronic reconciliation features to reduce possibilities of fraud. Notwithstanding anything to the contrary in this Agreement, prior to authorizing or coordinating any payment in excess of One Hundred Thousand U.S. Dollars and no/100 ($100,000), including, without limitation, any expenditure in excess of such amount that is contained in the Approved Resort Operating Plan, provide Manager’s Representatives and the General Manager with written notice (which may be in the form of email communication) of Manager’s intent to authorize or coordinate such payment, and in no event shall Manager authorize or coordinate such payment until such time as a Manager’s Representative or the General Manager approves and authorizes the expenditure in writing (which may be in the form of email communication).

5.6              GAAP and the Uniform System. Notwithstanding anything contained in this Agreement to the contrary, all of the books, records and accounts of the Resort under this Agreement shall kept and maintained in accordance with GAAP, and, to the extent applicable, the Uniform System of Accounts.

Section 6.         COMPENSATION OF MANAGER.

6.1              Base Fee. During the Term (other than during any Transition Period), Resort Owner shall pay to Manager, in consideration for its services, a base fee in the amount of Seventy-Five Thousand and no/100 U.S. Dollars ($75,000) per month), prorated for any partial month, and except for the first full month of the Term, for which the base fee shall be in the amount of Twenty-Five Thousand and no/100 U.S. Dollars ($25,000)(the “Base Fee”). The Base Fee shall be payable on a monthly basis on the first day of each calendar month during the Term (other than during any Transition Period). Manager may coordinate the payment of the Base Fee to itself from the Resort’s bank accounts and/or from Gross Revenues in accordance with the foregoing payment provisions.

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6.2              Incentive Management Fee. In addition to the Base Fee, Resort Owner will pay the Incentive Management Fee to Manager to the extent payable in accordance with this Section 6.2 and the other terms of this Agreement. Concurrently with the delivery to Resort Owner of the Monthly Report for the final month of each Incentive Management Fee Period, Manager will calculate EBITDAM for such Incentive Management Fee Period to determine whether the Incentive Management Fee is payable for such Incentive Management Fee Period, and will promptly deliver notice of such calculation and determination to Resort Owner. The Incentive Management Fee will be payable to Manager within twenty (20) calendar days after Manager delivers such calculation and determination to Resort Owner; provided, however, that Resort Owner may elect, in its commercially reasonably discretion, to defer payment of the Incentive Management Fee until completion of an audit to be performed by an Independent Auditor as long as Resort Owner has a good faith basis to question whether the Incentive Management Fee is payable and such audit is concluded by the date that is sixty (60) days following Resort Owner’s receipt of the Monthly Report for the final month of the applicable Incentive Management Fee Period. The cost of the audit shall be an Operating Expense (but such costs shall be excluded from Operating Expenses solely for the purposes of calculating EBITDAM in connection with determining whether an Incentive Management Fee is payable under this Agreement) unless the audit reveals that Manager overstated EBITDAM by more than four percent (4%), in which case Manager shall pay the cost of the audit from its own funds. If the audited financial statements demonstrate that the Incentive Management Fee is payable to Manager, Resort Owner shall make such payment within five (5) days following Resort Owner’s receipt of the audited financial statements. If the audited financial statements demonstrate that the Incentive Management Fee is not payable to Manager, Resort Owner shall not be required to pay the Incentive Management Fee to Manager. Each Incentive Management Fee Period shall be a non-cumulative, independent test period; accordingly, an Incentive Management Fee could be earned for the First Incentive Management Fee Period but not the Second Incentive Management Fee Period, and visa-versa.

6.3              Reimbursement of Expenses. Resort Owner agrees that upon the presentation of appropriate invoices, Resort Owner will reimburse Manager for (i) reasonable out of pocket “coach” class airfare and other travel expenses necessary for Manager to perform its duties hereunder, including without limitation, lodging, meals and rental cars, but specifically excluding any travel expenses incurred in commuting to and from the Resort by any of the Paragon Employees, (ii) reasonable meal expenses incurred during any authorized travel in connection with performing Manager’s duties hereunder, (iii) other expenses incurred with Resort Owner’s Approval from time to time, (iv) reasonable out of pocket fees, costs and expenses incurred in connection with the performance of the services by Manager hereunder (excluding therefrom Manager’s and its Affiliates corporate and regional expenses and salaries and benefits of Paragon Employees), and (v) any excise or similar tax that may be imposed upon Manager with respect to the fulfillment of its duties hereunder (provide, however, that in no event is the foregoing to be interpreted as a requirement to reimburse Manager for amounts constituting income tax of Manager), in each case only to the extent such amounts are set forth in the Approved Resort Operating Plan or otherwise incurred with Resort Owner’s Approval (collectively, “Reimbursable Expenses”). Any such Reimbursable Expenses shall be for the amount of the actual cost of the expense, without premium or markup. Manager shall submit an invoice to Resort Owner in each Monthly Report setting forth the Reimbursable Expenses incurred by Manager. With respect to such Reimbursable Expenses, the invoice shall include an itemized account of such expenses, together with reasonable and appropriate documentation and receipts verifying the amounts of the Reimbursable Expenses. Resort Owner will pay any undisputed invoices submitted by Manager within twenty (20) calendar days of receipt by Resort Owner.

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6.4              Expenses Not Reimbursable. Notwithstanding the foregoing, the following expenses shall not be reimbursed by Resort Owner and shall be borne exclusively by Manager or its Affiliates unless Resort Owner’s Approval is obtained with respect to an excluded expense:

(a)                all expenses, salaries, wages or other compensation of the corporate personnel of Manager and its Affiliates and all Paragon Employees;

(b)               any expenses of principal or branch offices of Manager and its Affiliates;

(c)                any expenses for advertising or promotional materials that feature Manager’s or its Affiliate’s name or activities but which do not promote the Resort;

(d)               any expenses of Manager or its Affiliates which exceed the amounts permitted to be recovered by Manager pursuant to the Approved Resort Operating Plan;

(e)                any interest or penalty payment with respect to an imposition or lien upon any of the Resort solely by reason of the failure of Manager to coordinate a payment required to be made by Manager under this Agreement when the funds therefore were timely available;

(f)                any costs associated with Manager obtaining any necessary Gaming Approvals or other Approvals required for Manager to manage the Resort and receive all compensation contemplated by this Agreement, all of which shall be at the sole cost and expense of Manager and its Affiliates; and

(g)               any cost which is stated under any other provision of this Agreement to be borne by Manager and not be reimbursable by Resort Owner or charged to the Resort operations.

Section 7.         CASH DISTRIBUTIONS AND ADDITIONAL FUNDING

7.1              Cash Distributions. Within five (5) days following the delivery of each Monthly Report to Resort Owner and otherwise within five (5) days following any written notice from Resort Owner, Manager shall coordinate a distribution to Resort Owner of all sums in the Resort’s bank accounts in excess of the working capital requirements set forth in the Approved Annual Operating Plan.

7.2              Operating Losses. In the event that Manager or Resort Owner projects operating losses in excess of the operating losses projected in the Approved Resort Operating Plan, Manager shall immediately notify Resort Owner in writing and promptly prepare a written plan to mitigate such operating losses, which plan shall be subject to Resort Owner’s Approval, and following such approval, Manager shall operate the Resort in accordance with the approved mitigation plan.

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7.3              Manager’s Obligations Subject to Sufficient Capital. In no event will Manager be responsible for providing operating capital for the operation of the Resort. Manager will not be deemed to be in breach of its obligations under this Agreement to the extent performance of such obligations is rendered commercially impracticable by the unavailability of such operating capital. In no event will the Manager be required to advance funds to or for the benefit of Resort Owner, except as otherwise specifically stated herein.

Section 8.         MAINTENANCE AND REPAIRS; CASUALTY

8.1              Routine Maintenance and Repairs; Emergency Repairs. Manager shall maintain the Resort in good order, condition and repair in accordance with the Approved Resort Operating Plan, and Manager shall make or cause to be made such Routine Capital Expenditures and replacements, repairs and additions of FF&E as are reasonably necessary or consistent with the foregoing and contemplated by the Approved Resort Operating Plan. The cost of such Routine Capital Expenditures and FF&E repairs, replacements and additions shall be funded as set forth in the Approved Resort Operating Plan. Manager shall have the right, without Resort Owner’s consent, to make Routine Capital Expenditures that are not otherwise contemplated by the Approved Resort Operating Plan up to a maximum expenditure of $25,000 if: (a) Manager has used diligent efforts to reach Resort Owner by both telephonic and electronic communications; (b) in Manager’s reasonable opinion, such expenditures are necessary to prevent imminent criminal or civil liability or penalty or imminent threat of injury or harm to Resort guests or employees or property and must be effected on an emergency basis; and (c) Manager delivers notice thereof to Resort Owner within twenty-four (24) hours of making such expenditure.

8.2              Capital Expenditures.

8.2.1         Capital Expenditures. Resort Owner will expend such amounts for Capital Expenditures as shall be required, in the course of the operation of the Resort, to maintain, at a minimum, the Resort in compliance with any Legal Requirements and to comply with the Approved Capital Plan. Manager shall have no right to incur Capital Expenditures without Resort Owner’s Approval except in accordance with the Approved Capital Plan. If Capital Expenditures are required by reason of any Legal Requirement or order of a competent Government Authority, Manager shall promptly give Resort Owner written notice thereof, but only upon Resort Owner’s Approval shall Manager be authorized to incur such expenditures or to contest the Legal Requirement or order requiring such expenditure. Notwithstanding anything to the contrary in this Agreement, prior to authorizing or coordinating any payment in excess of One Hundred Thousand U.S. Dollars and no/100 ($100,000), including, without limitation, any expenditure in excess of such amount that is contained in the Approved Capital Plan, Manager shall provide Resort Owner’s Representatives and the General Manager with written notice (which may be in the form of email communication) of Manager’s intent to authorize or coordinate such payment, and in no event shall Manager authorize or coordinate such payment until such time as a Resort Owner’s Representative approves and authorizes the expenditure in writing (which may be in the form of email communication). Upon written notice to Manager, Resort Owner may require changes to the Approved Capital Plan, and upon receipt of such written notice, Manager shall incorporate the changes into the Approved Capital Plan and comply therewith from and after the incorporation of changes; provided, however, that in the event that Resort Owner modifies the Approved Capital Plan in any material respect and such modifications are reasonably expected to result in an increase or decrease in EBITDAM of more than fifteen percent (15%) of the EBITDAM reasonably projected for the applicable Incentive Management Fee Period, then the EBITDAM thresholds necessary to earn the Incentive Management Fee shall be fairly and equitably increased or decreased, as applicable, to take into account Resort Owner's material modification of the Approved Capital Plan (an “EBITDAM Threshold Adjustment”). In the event that either Party believes that an EBITDAM Threshold Adjustment is appropriate under this Section 8.1.2, Resort Owner and Manager shall discuss with each other whether a reasonable EBITDAM Threshold Adjustment is appropriate under this Section 8.1.2, and if so, mutually and reasonably determine an EBITDAM Threshold Adjustment. If Resort Owner and Manager are unable to mutually and reasonably agree on whether an EBITDAM Threshold Adjustment is appropriate under this Section 8.1.2 or, if so, are unable to mutually and reasonably agree on the amount of any EBITDAM Threshold Adjustment, either Party may submit the dispute to the Expert for resolution pursuant to Article 19. Without limiting the Parties agreement with respect to an EBITDAM Threshold Adjustment, all deviations and variations from the Approved Capital Plan shall be subject to Resort Owner’s Approval.

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8.2.2         Other Resort Owner Cap Ex Approvals. The Parties recognize that further Resort Owner's Approvals will be required with respect to the implementation of all major projects set forth in the Approved Capital Plan (“major project” being defined as any project with a budgeted aggregate expenditure in excess of One Hundred Thousand U.S. Dollars and no/100 ($100,000.00)). Accordingly, without limiting any requirement to obtain Resort Owner's Approval pursuant to Section 8.2.1, the commencement and implementation of the Capital Expenditures set forth in the Approved Capital Plan for any major project shall also be subject to obtaining Resort Owner's Approval as required under this Section 8.2.2. Prior to commencing any such major project, and thereafter to the extent material changes are proposed by Manager in the nature, scope or design of such major project, Manager shall first obtain Resort Owner's Approval with respect to the permitting, licensing, planning, budgeting, cost analysis, general contractor selection, plans, specifications, designs, renderings and working drawings relating to the design and decoration of the major project, the selection of all FF&E and all operating equipment and all other matters and items affecting the operating efficiency of the Resort during the implementation of such major project. Resort Owner recognizes that timely and responsive approvals are required for Manager to effectively implement Capital Expenditures for such major projects, and accordingly Resort Owner agrees to exercise its Resort Owner's Approval rights in this Section 8.2.2 in a manner designed to not unreasonably delay or unreasonably disrupt implementation of any major project once the same is set forth in Approved Capital Plan and commencement of the related Capital Expenditures for such major project has received Resort Owner's Approval as required by this Section 8.2.2.

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8.3              Liens. Manager shall use diligent efforts to prevent any liens from being filed against the Resort which arise from any maintenance, repairs, replacements, alterations, additions, improvements or restoration in or to the Resort and to obtain the release of any liens which may be filed, utilizing Resort funds available for payment therefor, unless Resort Owner elects to contest any such lien. To the extent that Manager becomes aware that any such liens have been filed, Manager shall promptly notify Resort Owner in writing.

8.4              Resort Ownership of Replacements, Etc. All maintenance, repairs, replacements, alterations, additions, improvements and restoration made pursuant to this Section 8 shall be the property of Resort Owner both during the Term and after Termination.

Section 9.         NAME; INTELLECTUAL PROPERTY

9.1              Name. During the Term, the Resort shall be operated under the name “Riviera Hotel & Casino”, or such other business name as may be implemented by Resort Owner. Signage must be consistent with applicable Legal Requirements and any recorded restrictions affecting the Resort. In connection with Manager’s management of the Resort, Manager may use the Resort names and any other logos, trademarks, trade names, emblems, insignias, slogans, color schemes or distinguishing characteristics which belong to Resort Owner and relate only to the Resort, but only for the purposes set forth in this Agreement. Manager shall have no right to use any of the names of Resort Owner, Holdings or Starwood Capital Group without Resort Owner’s Approval.

9.2              Marks, Resort Intellectual Property, Customer Lists. Manager hereby disclaims any right or interest in or to the Marks or the Resort Intellectual Property. Manager disclaims any ownership interest in or to the Guest Records, Resort Records and any other databases or lists of customers of the Resort or Resort Owner. Manager covenants that in the event of Termination of this Agreement, whether as a result of a default by Resort Owner or otherwise, Manager shall not hold itself out as the manager of the Resort, nor will it utilize any Marks or any Resort Intellectual Property or any variant thereof in the name or operation of any property. Manager and its Affiliates may not use the Resort Intellectual Property for any purpose other than in connection with the operation of the Resort.

9.3              Protection of Intellectual Property. Manager will cooperate with Resort Owner and take whatever reasonable steps Resort Owner deems necessary to protect the Resort Intellectual Property from infringement arising out of Manager’s use of the Resort Intellectual Property. Manager agrees to promptly notify Resort Owner in writing of any unauthorized use known to Manager by third parties of Resort Intellectual Property. Resort Owner will have the sole right to determine whether it will take any action against such third parties on account of such use, and Manager will not institute or take any action against such third parties on account of any such use without Resort Owner’s Approval. Manager will not be in default due to infringement by third parties if Manager did not cause the infringement or fail to prevent the infringement, where it had a duty to prevent such infringement.

9.4              Other Use of Resort Intellectual Property Unrestricted. Nothing in this Agreement shall limit, restrict or prohibit Resort Owner, Holdings and their respective Affiliates from utilizing the Resort Intellectual Property at locations and/or in connection with business ventures in addition to the Resort.

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9.5              Manager Intellectual Property. Resort Owner acknowledges and agrees that Manager owns all right, title and interest in Manager Intellectual Property and disclaims any right, title or interest thereto. The Parties acknowledge and agree that in order for Manager to use Manager Intellectual Property in connection with Manager’s provision of services under the terms of this Agreement, Manager will require access to certain operating and financial data of the Resort on a daily basis. In connection with the foregoing, Resort Owner agrees to make such data available to Manager as Manager may reasonably request, subject to all terms and provisions of this Agreement. Resort Owner acknowledges the rights of Manager and its Affiliates in and to the Manager Intellectual Property and agrees that (a) Resort Owner has not acquired any ownership rights in the Manager Intellectual Property; and (b) all goodwill associated with the Manager Intellectual Property is the property of Manager and its Affiliates and shall inure directly and exclusively to the benefit of Manager and its Affiliates. Resort Owner agrees that, during the Term and thereafter, Resort Owner shall not, directly or indirectly, (a) apply for any rights or interests in the Manager Intellectual Property in any jurisdiction, (b) infringe Manager’s rights in the Manager Intellectual Property in any way, (c) contest or aid others in contesting the validity, ownership or right to use the Manager Intellectual Property, or (d) take any other action in derogation of the Manager Intellectual Property. This Section 5 shall survive the expiration or termination of this Agreement.

Section 10.     USE OF RESORT

10.1          Use. Manager shall use the Resort solely for the operation of a resort and casino in the manner described in this Agreement.

10.2          Compliance with Laws and Regulations. Subject to having sufficient funds therefor in the Resort bank accounts, Manager shall comply with any and all Governmental Permits and Legal Requirements applicable to the Resort, including, but not limited to, all Environmental Laws, laws relating to employees, and recorded restrictions affecting the Resort.

10.3          Resort Owner’s Right to Inspect. Resort Owner shall have the right to inspect the Resort and examine the books and records of Manager pertaining to the Resort (including, the Gaming Operations and the Liquor Operations) at all reasonable times during the Term upon reasonable advance notice to Manager.

10.4          Hazardous Materials.

10.4.1     Removal and Remediation. In the event of the discovery of Hazardous Materials on any portion of the Resort during the Term, Resort Owner and Manager will reasonably cooperate in connection with the investigation and remediation of Hazardous Materials and repair or replacement of damaged portions of the Resort.

10.4.2     Use. Manager shall not knowingly allow any Hazardous Materials to be used, generated, released, stored or disposed of on, under or about, or transported from, the Resort, other than in full compliance with Environmental Laws. Resort Owner may approve such use subject to reasonable conditions to protect the Resort and Resort Owner’s interests. Manager shall comply with, and maintain the Resort in compliance with, Environmental Laws.

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10.5          Access; EDR. Resort Owner covenants that, during the Term (and, subject to the direction of Resort Owner, during any Transition Period), Manager shall have complete peaceable access to and presence in the Resort in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Resort Owner or by any other person or entity, subject to the terms of this Agreement. In connection with the foregoing, Resort Owner will provide office space in the Resort for the Paragon Employees performing duties on behalf of Manager pursuant to this Agreement. Further, Resort Owner agrees that such Paragon Employees, while on duty on behalf of Manager pursuant to this Agreement, may have access to the Resort’s employee dining room on the same terms that such facility is made available to Resort Employees.

Section 11.     INSURANCE.

11.1          Resort Owner Insurance. Resort Owner shall obtain and maintain, or cause to be maintained, at all times during the Term and at its own expense, insurance coverage in connection with the Resort required pursuant to any Loan Documents, including but not limited to:

(a)                commercial general liability insurance against claims for personal injury, bodily injury, death or property damage arising from or in any way connected to the Resort, naming Manager as an additional insured;

(b)               crime insurance with coverage at least equivalent to that available on a 3D form for employee dishonesty; on/off premises money, securities, computer and credit card fraud, robbery and safe burglary and including third party coverage in connection with the Resort, and naming Manager and Mortgagee as additional insureds, with limits of not less than the limits specified in the Loan Agreement (as may be amended from time to time) or the Loan Documents if the Loan Agreement is no longer in place;

(c)                automobile insurance for Resort Owner owned, leased and non-owned automobiles with limits not less than $5,000,000, including Manager as an additional insured;

(d)               employment practices liability insurance with limits not less than $5,000,000 per loss in relation to Resort Employees; and

(e)                worker’s compensation covering the Resort Employees, including alternative employer endorsement and employer’s liability with limits not less than $1,000,000.

11.2          Manager Insurance. Manager shall, at all times during the Term and at its own expense, maintain in full force and effect the following insurances naming Manager, Resort Owner and Holdings as insureds:

(a)                commercial general liability insurance against claims for personal injury, bodily injury, death or property damage for operations excluding and not in any way connected to the property, with such insurance to be on an “occurrence” basis with a per occurrence limit of not less than $2,000,000 and naming Resort Owner, Holdings and any Mortgagee as an additional insured on a primary basis;

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(b)               worker’s compensation insurance in compliance with law and employer’s liability coverage with limits no less than $1,000,000 covering Paragon Employees;

(c)                employment practices liability insurance with limits not less than $5,000,000 per loss covering Paragon Employees;

(d)               professional liability insurance covering acts, errors and/or omissions of Paragon Employees, with a limit of not less than $2,000,000 per claim;

(e)                automobile insurance for Manager owned, leased and non-owned automobiles with limits not less than $1,000,000, and naming Resort Owner and Holdings as an additional insured;

(f)                employee dishonesty coverage covering Paragon Employees, with limits of not less than $2,000,000, including third party coverage in connection with the Resort, and naming Resort Owner, Holdings and any Mortgagee as additional insureds;

(g)               Construction-specific insurances as agreed in writing with Resort Owner prior to commencement of any work conducted by Manager; and

(h)               umbrella liability shall be written on no less than a follow form basis (no more restrictive than the underlying insurance) with a Limit of Liability of not less than $5,000,000 each occurrence and in the aggregate.

In the event Manager maintains limits greater than set forth herein, Resort Owner and then currently listed additional insureds shall be included therein as an additional insureds to the fullest extent of all such insurance in accordance with all terms and provisions herein.

To the fullest extent permitted by law, Manager hereby waives all rights of recovery whether under subrogation or otherwise, because of deductible clauses, inadequacy of limits of any insurance policy, limitations or exclusions of coverage, against Resort Owner, and its subsidiaries, affiliates, directors, officers, members, managers, partners, agents, employees and assignees. Manager shall also require that all insurance policies include clauses providing that each insurance underwriter shall waive all of its rights of recovery by subrogation, or otherwise, against the parties referenced immediately above in this section. A waiver of subrogation shall be effective as to any individual or entity even if such individual or entity (a) would otherwise have a duty of indemnification, contractual or otherwise, (b) did not pay the insurance premium directly or indirectly, and (c) whether or not such individual or entity has an insurable interest in the property damaged.

It is hereby understood that any insurance provided by Manager shall be primary insurance for the obligations allocated to Manager hereunder (but for avoidance of doubt, not as to any obligations of Resort Owner hereunder, including, without limitation, with respect to the Resort or any Resort Employee) and shall not be considered contributory insurance with any insurance policies of then listed additional insureds.

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All insurance provided shall be obtained under valid and enforceable policies, and shall be issued by financially sound and responsible insurance companies authorized to do business in the State of Nevada and having an S&P rating of “A-” or better.

11.3          Payment of Premiums; Evidence. The Party obligated to provide insurance coverage under Section 11.1 or Section 11.2 (the “Covering Party”, as applicable to each such Section) shall pay all premiums for each policy of insurance required by such Section when due. The Covering Party shall forward to the other Party, as such other Party may request from time to time prior to the renewal date for each insurance policy, signed certificates of insurance, including certificates for renewal and replacement policies, together with written evidence that the premiums therefore have been paid in full. Such evidence of insurance shall be accompanied by an endorsement providing for thirty (30) days prior written notice to the other Party of cancellation of the coverages described in Section 11.1(a) and Section 11.2(a). The Covering Party insurances set out in Section 11.1 and Section 11.2 shall be primary and the other Party’s insurance shall be non-contributory.

Section 12.     INDEMNITY; LIMITATION OF LIABILITY

12.1          Indemnification of Resort Owner and Holdings. To the fullest extent permitted by Legal Requirements, Manager shall indemnify, protect, hold harmless and defend Resort Owner, Holdings, their respective Affiliates, and all of their respective officers, directors, shareholders, members, employees, agents, successors and assigns (including without limitation any Mortgagee) from and against any claims, liabilities, liens, suits, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from (i) the Gross Negligence, Fraud or Willful Misconduct of Manager, (ii) Employee Claims by Paragon Employees, and (iii) Employee Claims by Resort Employees and violations of Legal Requirements, in each case to the extent the same arise from the Gross Negligence, Fraud or Willful Misconduct of Manager. Manager’s obligations pursuant to this Section 12.1 shall survive Termination.

12.2          Indemnification of Manager. To the fullest extent permitted by Legal Requirements, Resort Owner shall indemnify, protect, hold harmless and defend Manager, its Affiliates, and all of their respective officers, directors, shareholders, members, employees, agents, successors and assigns harmless from and against any claims, liabilities, liens, suits, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or connected with the Resort and the management of the Resort by Manager; provided, however, that Resort Owner shall have no obligation to indemnify Manager for those matters for which Manager is obligated to indemnify Resort Owner pursuant to Section 12.1 above. Resort Owner’s obligations pursuant to this Section 12.2 shall survive Termination.

12.3          Indemnification Procedure. Any indemnified Party shall be entitled, upon written notice to the indemnifying Party, to the timely appointment of counsel by the indemnifying Party for the defense of any claim, which counsel shall be subject to the approval of the indemnified Party. If, in the indemnified Party’s judgment, a conflict of interest exists between the indemnified Party and the indemnifying Party at any time during the defense of the indemnified Party, the indemnified Party may appoint independent counsel of its choice for the defense of the indemnified Party as to such claim. Additionally, regardless of whether the indemnified Party is appointed counsel or selects independent counsel (i) the indemnified Party shall have the right to participate in the defense of any claim and approve any proposed settlement of such claim, and (ii) all costs, expenses and attorneys’ fees of the indemnified Party shall be borne by the indemnifying Party. If the indemnifying Party fails to timely pay such costs, expenses and attorneys’ fees, the indemnified Party may, but shall not be obligated to, pay such amounts and be reimbursed by the indemnifying Party for the same, which amounts shall bear interest at the rate provided for in Section 16.3.2 until paid in full. The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all claims asserted against the indemnified Party are subject to indemnification. If a claim is covered by the indemnifying Party’s liability insurance, the indemnified Party, subject to a standard of commercial reasonableness, shall not take or omit to take any action that would cause the insurer not to defend such claim or to disclaim liability in respect thereof.

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12.4          Insurance Coverage. Notwithstanding anything to the contrary in this Section 12, the Parties shall first tender to the insurer under the respective insurance policies covering any third-party claim. If such insurance policies are subject to a deductible or self-insured retention, the indemnified Party may request indemnification up to the amount of the deductible or self-insurance retention. If the insurance company denies coverage or reserves rights as to coverage, then the indemnified Parties shall have the right to indemnification in accordance with this Section 12. The provisions of this Section 12.4 shall survive Termination of this Agreement.

12.5          Limitation of Liability. NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES except to the extent that any of the foregoing described damages are claimed against a Party or its indemnitee parties by a third party, and such Party is entitled to indemnification from the other Party hereto pursuant to this Section 12 with respect to such third-party claim.

Section 13.     EMPLOYEES

13.1          Hiring and Compensation of Resort Employees. All Resort Employees (including the General Manager) shall at all times be the employees of Resort Owner or its Affiliate, and in no event shall they be deemed to be employees of Manager. Subject to the Approved Resort Operating Plan and this Section 13.1, Manager shall have discretion to hire, promote, supervise, direct, train and terminate all Resort Employees and to establish and maintain all policies relating to employment. Manager shall select qualified, competent and trustworthy Resort Employees. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming approvals or licenses of Manager or Resort Owner or any of their Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by Manager or Resort Owner. Without limitation of the foregoing, no person that has been found unsuitable by the Nevada Gaming Authorities or that has not received a license or employee registration as required by the Gaming Act may be a gaming employee. Any costs associated with obtaining background investigations of Resort Employees and prospective Resort Employees shall constitute an Operating Expense. Resort Owner’s Approval shall be required for the individuals selected by Manager as and the terms of employment of the General Manager, the Chief Financial Officer, the General Counsel (Chief Legal Officer), Director of Sales, Director of Hotel Operations, Director of Entertainment, Director of F&B and Revenue Manager (or any substantially similar or substantially comparable position regardless of title) prior to their appointment (collectively, the “Executive Staff”). Manager shall provide Resort Owner with a written summary of such individual’s professional experience and qualifications and shall offer Resort Owner the opportunity to interview the candidate at the Resort or another mutually acceptable location, which interview shall take place within ten (10) days following Resort Owner’s receipt of such written summary unless Resort Owner elects not to interview the candidate. Resort Owner’s Approval for any candidate may be granted or withheld by Resort Owner within five (5) days following the interview or Resort Owner’s election not to interview the candidate, as the case may be, and Resort Owner's Approval shall be deemed withheld if not given within such five (5) day period. In the event that Resort Owner rejects or is deemed to reject any candidate proposed by Manager for any vacancy in any Executive Staff position, Manager shall propose additional candidates pursuant to this Section 13.1 until such time as a candidate receives Resort Owner’s Approval. During the vacancy of any Executive Staff position, Manager shall be authorized to utilize an employee of Manager or its Affiliate to temporarily fill the vacant position, in which case the cost of such temporary employee shall be paid by the Resort, but in no event may the costs of such temporary employee exceed the amount set forth in the Approved Resort Operating Plan for such vacant position. Each Party shall promptly give notice to the other Party of any Employee Claim made against such Party. Manager shall be solely responsible for all Employee Claims by Paragon Employees.

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13.2          Hiring and Compensation of Paragon Employees. All Paragon Employees shall at all times be the employees of Manager or its Affiliate, at Manager’s or its Affiliate’s sole cost and expense, and in no event shall they be deemed to be employees of Resort Owner or Holdings. Manager shall select qualified, competent and trustworthy Paragon Employees. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming approvals or licenses of Manager or Resort Owner or any of their Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by Manager. Without limitation of the foregoing, no person that has been found unsuitable by the Nevada Gaming Authorities or that has not received a license or employee registration as required by the Gaming Act may be a gaming employee. Any costs associated with obtaining background investigations of Paragon Employees and prospective Paragon Employees shall be paid by Manager and shall not constitute an Operating Expense.

13.3          Laws Relating to Employees. Manager shall maintain all personnel records and payroll systems for Resort Employees and shall comply with all record keeping and reporting requirements of all state and federal laws relating to employees, including state and federal Form 941-A preparation, EEOC reporting, worker’s compensation reporting, wage and hour compliance, Form W-4 and Form W-2 preparation, Form I-9’s, occupational license taxes, wage administration, personnel guidelines and processing, and employee fringe benefits reporting. Manager shall comply with all other state and federal laws relating to employees, including, without limitation, all laws relating to immigration, naturalization and resident aliens and all laws relating to wage and hours, EEO, NLRA, OSHA and ERISA.

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13.4          Employee Claims. Each Party shall promptly give notice to the other Party of any Employee Claim made against such Party. Manager shall be solely responsible for all Employee Claims by Paragon Employees.

Section 14.     MANAGER PERSONNEL

14.1          Background Investigations. Manager agrees that all of its managers, members and key employees shall:

14.1.1     timely submit any and all necessary applications or registrations to the Nevada Gaming Authorities as required by the Gaming Control Act;

14.1.2     consent to background investigations to be conducted by the Nevada Gaming Authorities or any law enforcement authority to the extent required by the Gaming Act or any Legal Requirements;

14.1.3     cooperate fully with such investigations; and

14.1.4     disclose any information requested by the Nevada Gaming Authorities or the applicable law enforcement authority, which would facilitate the investigation.

Section 15.     CASUALTY; CONDEMNATION

15.1          Damage and Condemnation. Subject to the rights of any Mortgagee, if the Resort or any material portion thereof is condemned, destroyed or materially damaged, Resort Owner will determine whether or not to restore or replace the Resort. Resort Owner will notify Manager, within sixty (60) days after the occurrence of the condemnation, destruction or material damage in question of its election of whether or not to cause restoration/replacement to be undertaken, and Resort Owner may terminate this Agreement upon written notice to Manager without fee or penalty in the event that Resort Owner elects to not restore or replace the Resort. If Resort Owner does not notify Manager in writing within such period that Resort Owner has elected to restore or replace the Resort, or if Resort Owner does provide such notice within such period, but subsequently fails to prosecute such restoration or replacement with reasonable diligence until completion, then Manager may terminate this Agreement ten (10) days following written notice to Resort Owner. To the extent that operation of the Resort is rendered impossible or commercially impracticable by virtue of casualty or condemnation, then, for so long as such operation is impossible or commercially impracticable, Manager’s obligations to operate the Resort hereunder and Manager’s rights to receive fees and reimbursements hereunder, will be suspended. Any such period of suspension will not be deemed to have been part of the Term and the date of expiration of the Term shall be extended by the number of days of such period to the extent Resort Owner has not terminated this Agreement in accordance with this Section 15.1.

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15.2          Participation in Condemnation Award. In the event of any temporary or permanent condemnation of the Resort or any portion thereof, Manager shall not participate in any respect in any part of the condemnation award that may be made. Nothing herein contained, however, shall preclude Manager from asserting as against the condemning authority its claim for injury or damages occasioned by such condemnation to operation of the Resort under Applicable Laws, provided any such claim does not diminish Resort Owner’s condemnation award.

Section 16.     TERMINATION

16.1          Event of Default.

(a)                Each of the following shall constitute an “Event of Default” under this Agreement:

(i)                 The failure of a Party to make any monetary payment to the other required to be made in accordance with the terms of this Agreement, which failure is not cured within ten (10) days after written notice from the non-defaulting Party to the defaulting Party;

(ii)                The failure of a Party to perform any of its other material obligations under this Agreement, which failure is not cured within thirty (30) days after the defaulting Party receives a written notice of default from the non-defaulting Party; provided, however, that if the failure cannot reasonably be cured within thirty (30) days, such longer time as may be reasonably necessary to cure such breach (but not to exceed one hundred twenty (120) days) provided the defaulting Party is diligently pursuing such cure;

(iii)               If any Party applies for or consents to the appointment of a receiver, trustee or liquidator with respect to itself or of all of a substantial part of its assets, admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, takes advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against such party in any bankruptcy, reorganization or judgment or decree shall be entered by any court of competition jurisdiction, on the application of a creditor, adjudicating such Party bankrupt or insolvent or approving a petition seeking reorganization of such Party or appointing a receiver, trustee or liquidator of such Party or a decree with respect to such Party shall continue unstayed and in effect for any period of ninety (90) consecutive days;

(iv)               The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by a Party, or a Party consenting to, acquiescing in, or failing to timely controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it; and

(v)                The filing against a Party of a petition seeking adjudication of a Party as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of a Party’s assets, if such petition is not dismissed within ninety (90) days.

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(b)               Each of the following shall also constitute an Event of Default of Manager under this Agreement:

(i)                 Manager shall fail to file and/or maintain all necessary Approvals required by Governmental Authorities to operate the Resort and shall fail to cure such default within the earlier of (i) thirty (30) calendar days after written notice from Resort Owner, (ii) the expiration of the administrative cure period, if any, provided by the Governmental Authorities, and (iii) the date upon which there is imminent risk of a suspension or cessation of gaming or liquor operations at the Resort as a result of the loss of any such Approvals;

(ii)                Manager shall fail to comply with the Gaming Act or any requirements of any Governmental Authorities, and such failure shall result in the suspension (temporary or permanent) of gaming licenses for the Resort (or any portion thereof), or fines in excess of (i) $100,000 per incident, or (ii) $200,000 in the aggregate over any period of twelve consecutive months during the Term;

(iii)               Manager shall materially fail to comply with the terms of Section 9, and fail to cure such failure within ten (10) days after written notice from Resort Owner;

(iv)               Manager or any Paragon Employee (specifically excluding any Resort Employee) shall intentionally misapply or misappropriate any funds whether from Resort operations, Resort Owner or any reserve funds;

(v)                Manager shall fail to furnish Resort Owner with proof of any insurance policy required to be maintained by Manager within ten (10) days after request from Resort Owner, but no later than the deadline established in Section 11.3; provided, however, that in the event that Manager’s failure to provide proof of insurance results from any carrier’s denial of coverage based on the Resort, rather than Manager’s actions or qualifications, such failure shall not constitute a default but Manager shall nonetheless be required to obtain the coverage required by this Agreement.

(vi)               Manager shall fail to timely deliver any estoppel certificate as required by Section 21.13 and fail to cure such failure within ten (10) days after written notice from Resort Owner.

(c)                Upon the occurrence of an Event of Default (and a failure to cure such Event of Default within the applicable cure period, if any), the non-defaulting Party shall have the right to terminate this Agreement. The right to terminate this Agreement may be exercised by written notice to the defaulting Party and this Agreement shall terminate on either (1) the date expressly provided for in this Agreement; or (2) if not specified in this Agreement, the date specified by the non-defaulting Party, which date shall in no event be sooner than two (2) days, nor later than ninety (90) days, after the delivery of such notice; provided, however, that such period may be extended by Resort Owner to allow for a Transition Period, as described in Section 3.4.

(d)               The right of termination set forth in the preceding sentence and the rights of Resort Owner set forth in Sections 16.1(e) and (f) shall be in addition to, and not in lieu of, any other rights or remedies at law or in equity by reason of the occurrence of any such Event of Default, it being understood and agreed that the exercise of the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any such other rights or remedies otherwise available to the non-defaulting Party.

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(e)                During the Term and for a period of three (3) months thereafter (as such period may be extended in accordance with this Section 16.1(e), the “Retention Period”), Manager shall be prohibited from distributing to its equity holders, members or beneficiaries more than the sum of seventy-five percent (75%) of the Management Fees received from time to time by Manager. The remaining proceeds, which are not distributable during the Retention Period except as set forth in this Section 16.1(e), are hereinafter referred to as the “Retained Proceeds.” Notwithstanding the foregoing prohibition on distribution of the Retained Proceeds during the Retention Period, Manager shall be entitled during the Retention Period to make payments from the Retained Proceeds in satisfaction of any indemnification claims, damages or other amounts payable by Manager to Resort Owner or Holdings pursuant to the terms of this Agreement. In the event that Resort Owner delivers written notice of any indemnification claims, damages or other amounts payable by Manager to Resort Owner or Holdings pursuant to the terms of this Agreement prior to the expiration of the Retention Period, this Section 16.1(e) and the prohibition on distribution of Retained Proceeds shall remain in full force and effect until such indemnification claims, damages or other amounts are settled by the Parties or resolved pursuant to the dispute resolution provisions of Article 19. The Retained Proceeds shall be held by Manager subject to the distribution prohibitions set forth in this Section 16.1(e), and the Retained Proceeds shall remain available during the Retention Period to satisfy any indemnification claims, damages or other amounts that are agreed by the Parties or determined pursuant to Article 19 to be payable by Manager to Resort Owner and/or Holdings under this Agreement. On each sixth (6th) month anniversary of the Effective Date until the expiration of the Retention Period, Manager shall deliver to Resort Owner an officer’s certificate signed by Manager’s chief executive officer or chief financial officer setting forth and certifying to the amount of the Retained Proceeds held by Manager as of such date.

(f)                Without limiting Resort Owner’s other remedies under this Agreement, Resort Owner may withhold any and all amounts due to Manager under this Agreement (including, without limitation, Management Fees) to the extent that Resort Owner has a good faith basis for any indemnification claims, damages or other amounts payable by Manager to Resort Owner or Holdings pursuant to the terms of this Agreement, but only to the extent that such estimated amounts exceed the then current amount of Retained Proceeds and only to the extent of the good faith estimate by Resort Owner of the amount of such alleged indemnification claim, damage or other amounts payable by Manager (i.e. for purposes of clarity, the non-disputed amount shall not be subject to withholding under this Section). Resort Owner shall provide Manager with reasonable documentation supporting the basis for and its calculation of any such indemnification claims, damages or other amounts payable by Manager prior to any such withholding. The Parties agree that any determination as to whether the amounts withheld by Resort Owner may be set-off against or deducted from payments to Manager, and any other dispute regarding the assertion and implementation of Resort Owner’s rights under this Section 16.1(f), shall be resolved pursuant to the dispute resolution procedures set forth in Article 19; provided, however, that any amounts that are otherwise payable to Manager under the terms of this Agreement shall be placed in escrow pending conclusion of the dispute resolution procedure, upon which such escrowed amounts shall be released in accordance with the dispute resolution determination.

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16.2          Termination at Will. Resort Owner and Holdings may, in their sole and absolute discretion, at any time after September 30, 2013, terminate this Agreement for any reason or no reason at all by providing Manager with at least thirty (30) days’ prior written notice of such termination (which notice may be delivered prior to September 30, 2013 as long as the date of Termination is after September 30, 2013). In the event of a Termination pursuant to this Section 16.2, Resort Owner shall pay the Termination Fee to Manager (or deposit in escrow the amount required pursuant to Section 1.104) no later than the effective date of any such Termination.

16.3          Sale of the Resort. Resort Owner and Holdings may, in their sole and absolute discretion, at any time after September 30, 2013, terminate this Agreement upon at least ten (10) days prior written notice to Manager in the event of a Sale of the Resort (which Termination may be contingent upon the closing of the Sale of the Resort and which notice may be delivered prior to September 30, 2013 as long as the date of Termination is after September 30, 2013). In the event of a Termination of this Agreement pursuant to this Section 16.3, Resort Owner shall pay the Termination Fee to Manager (or deposit in escrow the amount required pursuant to Section 1.104) no later than the effective date of any such Termination.

16.4          Key Person Termination Right. Resort Owner and Holdings may, in their sole and absolute discretion, terminate this Agreement, without termination fee or penalty, upon ten (10) days prior written notice to Manager in the event that Diana Bennett and Scott Menke ceases to be employed by an Affiliate of Manager or otherwise ceases to be involved in Manager’s business at a level at least consistent with past practice. In the event of a Termination of this Agreement pursuant to this Section 16.4, Resort Owner shall pay the Base Fee payable to Manager through the date of such Termination (pro-rated if such Termination occurs on any day other than the final day of an Accounting Period). No Incentive Management Fee or other termination fees or penalties shall be payable by Resort Owner in connection with a Termination of this Agreement pursuant to this Section 16.4.

16.5          Performance Termination Right. Resort Owner and Holdings may, in their sole and absolute discretion, terminate this Agreement, without termination fee or penalty, upon ten (10) days prior written notice to Manager in the event that the actual EBITDAM for any period set forth in this Section 16.5 is less than the corresponding EBITDAM threshold set forth in this Section 16.5 for each respective period: (i) for the period between July 1, 2013 and December 31, 2013, Resort Owner's and Holdings' termination right shall arise if actual EBITDAM for such period is Five Hundred Thousand Dollars ($500,000) or more less than the EBITDAM projected for such period in the applicable Approved Operating Budgets; (ii) for the period between July 1, 2013 and June 30, 2014, Resort Owner's and Holdings' termination right shall arise if actual EBITDAM for such period is One Million Dollars ($1,000,000) or more less than the EBITDAM projected for such period in the applicable Approved Operating Budgets; and (iii) for the period between July 1, 2014 and December 31, 2014, Resort Owner's and Holdings' termination right shall arise if actual EBITDAM for such period is Five Hundred Thousand Dollars ($500,000) or more below the EBITDAM projected for such period in the applicable Approved Operating Budgets; provided, however, that any changes to the EBITDAM set forth in an Approved Operating Budget during any such periods that have Resort Owner’s Approval or are otherwise directed by Resort Owner shall adjust the EBITDAM for purposes of this Section 16.5; and, provided further, that (other than with respect to any Force Majeure Event) any automatic adjustments to the Approved Operating Budget as a result of occupancy levels pursuant to Section 4.5 shall not adjust the EBITDAM for purposes of this Section 16.5. In the event of a Termination of this Agreement pursuant to this Section 16.5, Resort Owner shall pay the Base Fee payable to Manager through the date of such Termination (pro-rated if such Termination occurs on any day other than the final day of an Accounting Period). No Incentive Management Fee or other termination fees or penalties shall be payable by Resort Owner in connection with a Termination of this Agreement pursuant to this Section 16.5.

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16.6          Late Payments; Interest. In addition to the remedies set forth in Section 16.1, if a Party fails beyond any applicable cure period to make any monetary payment to the other Party required to be made in accordance with and subject to the terms of this Agreement, then the amount owed to the non-defaulting Party shall accrue interest at an annual rate equal to the “prime rate” of interest announced from time to time in the “Money Rates” section of the Wall Street Journal plus three (3) percentage points, from and after the date on which such payment was due.

16.7          Unsuitability.

16.7.1     Manager Unsuitability. Notwithstanding anything to the contrary contained herein, in the event that Resort Owner or Holdings is notified by any regulatory agency that its continued association with Manager is likely to jeopardize the obtaining of or retention of any license, permit or approvals pursued or held by Resort Owner, Holdings or any of their respective Affiliates in any jurisdiction, then Resort Owner will notify Manager in writing, and Manager will have ten (10) days from the date of such notification to cure or otherwise address the suitability issue to Resort Owner’s reasonable satisfaction. If Manager fails to cure or otherwise address the suitability issue to Resort Owner’s satisfaction within such period, then Resort Owner may terminate this Agreement immediately upon written notice to Manager.

16.7.2     Resort Owner Unsuitability. Notwithstanding anything to the contrary contained herein, in the event that Manager is notified by any regulatory agency that its continued association with Resort Owner or Holdings is likely to jeopardize the obtaining of or retention of any license, permit or approvals pursued or held by Manager or any of its Affiliates in any jurisdiction, then Manager will notify Resort Owner in writing, and Resort Owner will have ten (10) days from the date of such notification to cure or otherwise address the suitability issue to Manager’s satisfaction. If Resort Owner fails to cure or otherwise address the suitability issue to Manager’s satisfaction within such period, then Manager may terminate this Agreement immediately upon written notice to Resort Owner.

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Section 17.     ASSIGNMENT

Manager shall not assign this Agreement other than to an Affiliate of Manager without Resort Owner’s Approval. Resort Owner and Holdings may not assign this Agreement, other than to a Mortgagee or to an Affiliate of Resort Owner succeeding to ownership of the Resort, without Manager’s prior written approval, which may be withheld in Manager’s sole discretion. Any assignment which is not in compliance with this Section 17 shall be void and shall constitute an Event of Default by the Party purporting to make any such unpermitted assignment. If a non-assigning Party consents to an assignment by the other Party of its interests hereunder, any subsequent assignment shall require the express approval of the non-assigning Party. No assignment by a Party shall relieve such Party of, and such assigning Party shall remain responsible for, all of its liabilities and obligations under this Agreement.

Section 18.     FINANCING

18.1          Mortgages. Without the consent of Manager, Resort Owner may, subject to the terms and conditions set forth in this Section 18, from time to time, directly or indirectly, create or otherwise cause to exist any lien upon its interest in the Resort, or any portion thereof or interest therein, or upon the ownership interests in Holdings and/or Resort Owner, whether to secure any borrowing or other means of financing or refinancing. Any and all such liens or mortgages, deeds of trust or trust deeds encumbering Resort Owner’s interest in the Resort or upon the ownership interests in Holdings and/or Resort Owner are hereafter collectively referred to herein, individually and collectively, as the “Mortgage,” and the holders of such Mortgage, or of the indebtedness secured thereby, are herein referred to as, individually and collectively, the “Mortgagee.” Manager shall, upon request of Resort Owner, and to the extent in Manager’s possession, (i) provide Resort Owner with copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts, notes, inspection reports, studies, appraisals, assessments, default or other notices and similar materials reasonably requested in connection with any existing or proposed financing of the Resort, and (ii) execute such reasonable collateral assignments with respect to the licenses and any of the other aforementioned agreements relating to the Resort as Resort Owner may reasonably request in connection with any such financing, provided that no such collateral assignment shall materially modify the terms of this Agreement.

18.2          Subordination. This Agreement, and any and all rights of Manager hereunder, are and shall be subject and subordinate in all respects to any Mortgage and the other related Loan Documents, and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Mortgage or other related Loan Documents. This Section 18.2 shall be self-operative and no further instrument of subordination shall be required. Notwithstanding and without limiting the foregoing, in confirmation of such subordination, Manager shall promptly execute, acknowledge and deliver any instrument that Resort Owner may reasonably request to evidence such subordination, and this Agreement shall be terminable by a Successor Resort Owner in connection with or following a Foreclosure Event.

18.3          Cash Management Procedures. For any period during which cash management procedures are implemented under and in accordance with any Loan Documents, Manager shall abide by such procedures to the extent set forth in any such Loan Documents or as directed by Resort Owner. Furthermore, Manager agrees to direct all distributions into a lockbox account to the extent required by any Loan Agreement.

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18.4          Successor Resort Owner. Subject to the termination rights of any Successor Resort Owner as described in Section 18.2, in the event that any Mortgagee or the nominee or designee of any Mortgagee shall succeed to the rights of Resort Owner and Holdings under this Agreement (any such person, a “Successor Resort Owner”), whether through possession or Foreclosure Event or delivery of a new deed, or otherwise, at such Successor Resort Owner’s election, in its absolute discretion, such Successor Resort Owner shall recognize and not disturb Manager’s rights under this Agreement as herein provided and, in such event, Manager shall attorn to and recognize the Successor Resort Owner as Resort Owner and Holdings under this Agreement and Manager shall promptly execute and deliver any instrument that such Successor Resort Owner may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Agreement), whereupon, this Agreement shall continue in full force and effect as a direct Agreement between the Successor Resort Owner and Manager upon all of the terms, conditions and covenants as are set forth in this Agreement; provided, however, that in no event shall Successor Resort Owner be liable for any fees, costs, expenses or liabilities arising prior to the date that such Successor Resort Owner succeeded to the rights of Resort Owner and Holdings under this Agreement.

18.5          Termination by Mortgagee. Any Mortgagee shall have the right, without Manager’s consent, to foreclose its Mortgage either judicially or pursuant to the power of sale or to accept a deed in lieu of foreclosure of such Mortgage or to exercise any other rights or remedies available under the Loan Documents, and in connection therewith, terminate this Agreement upon written notice to Manager and Resort Owner.

Section 19.     DISPUTE RESOLUTION

19.1          Expert Resolution. Notwithstanding anything contained in this Agreement to the contrary, whenever (i) a provision of this Agreement expressly provides for submission of a dispute for resolution by an Expert, or (ii) a dispute, claim, difference or issue arising under this Agreement relates to the proper inclusion or exclusion of items from Gross Revenues or Operating Expenses or the proper computation of any Management Fees or any Reimbursable Expenses, such dispute shall be resolved by an Expert selected in accordance with this Section 19.1. All decisions of an Expert, absent fraud, shall be final and binding on the Parties (without appeal or review) and shall be enforceable in any court of competent jurisdiction.

(i)                 In the event of a dispute under this Agreement which requires resolution by an Expert (as specified in this Agreement), the complaining Party shall give written notice to the other Party that a dispute exists. Such notice shall also indicate that the dispute requires resolution by an Expert under the terms of this Agreement. Within five (5) days following delivery of such notice, the Parties shall use commercially reasonable efforts to agree upon a Qualified Person to act as the Expert for the dispute in question. If the Parties are unable to agree upon a Qualified Person to act as the Expert during such five (5) day period, each Party shall have five (5) days to select a Qualified Person. The two (2) Qualified Persons so selected by each Party shall then have ten (10) days to select a third (3rd) Qualified Person to be the sole Expert. If either Party fails to make its respective selection of a Qualified Person within the five (5) day period described above, then the other Party’s selection shall be appointed to act as the Expert. If the two (2) Qualified Persons so selected shall fail to select a third (3rd) Qualified Person to act as the Expert within the ten (10) day period described above, then the Nevada office of JAMS shall appoint a Qualified Person to act as the sole Expert. Notwithstanding anything in this Agreement to the contrary, either Party, in its sole discretion, may waive any of the Qualified Person requirements and permit an individual proposed by the other Party who does not meet some or all of the Qualified Person requirements to serve as an Expert.

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(ii)               Following the selection of the Expert, the Expert shall establish how to best conduct the resolution process to resolve the dispute and to provide each side with the opportunity to fairly present their position, including what evidence to consider, whether to allow written submissions, and whether to hold a hearing, subject to the following: (1) the Expert shall have the power to demand from either Party whatever information in that Party’s possession that the Expert reasonably deems necessary to resolve the dispute; (2) except as specifically requested by the Expert, the Parties shall not present any material evidence that was not shared with the other Party during the Expert resolution procedure; and (3) no discovery shall be conducted unless requested by the Expert in its discretion. If the Parties do make any submissions to the Expert, the Parties shall also provide a copy of their submission to the other Party and the other Party shall have the right to respond in writing to such submission. The Parties shall make available to the Expert all books and records relating to the issue in dispute and any other information reasonably requested by the Expert, and shall render to the Expert any assistance requested of the Parties. The Expert shall establish a timetable for the making of such submissions and replies with the objective of resolving the dispute as quickly and efficiently as reasonably possible. The location of any Expert resolution proceedings shall be in Las Vegas, Nevada, unless otherwise agreed by the Parties.

(iii)             The Expert shall notify the Parties in writing of his/her decision within thirty (30) days from the date on which the Expert has been selected, or such other period as the Parties and the Expert may agree.

(iv)             The cost of the Expert shall be an Operating Expense; provided, however, that (a) if the Expert determines that Manager is the substantially prevailing party, such cost shall also be an “extraordinary charge” for the purposes of calculation of EBITDAM, and (b) if the Expert determines that Resort Owner is the substantially prevailing party, such cost shall not be an “extraordinary charge” for the purposes of calculation of EBITDAM.

19.2          Litigation; Venue; Waiver of Jury Trial. Except for those disputes subject to resolution by an Expert, the Parties shall resolve all disputes that may arise in connection with this Agreement (including any questions regarding the existence, scope, validity, breach or termination of this Agreement) in State or Federal court located in Las Vegas, Nevada, which courts shall have exclusive jurisdiction of any such action or proceeding. In any such action or proceeding, (i) the Parties shall and do hereby waive trial by jury, and (ii) the Parties agree that service of any summons and complaint or other process in any such action or proceeding may be made by registered or certified mail directed to the Parties' address set forth in this Agreement. The Parties agree that the substantially prevailing party in any action or proceeding shall be entitled to receive reimbursement of its reasonable attorneys' fees and expenses from the other Party.

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19.3          Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER LAW, IN ANY ARBITRATION, EXPERT OR OTHER PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE RESORT, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.

19.4          Remedies Not Exclusive. Subject in all respects to the limitation of liability agreed to by the Parties in Section 19.3, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

19.5          Survival and Severance. The provisions of this Section 19 are intended to be severable from the other provisions of this Agreement and to survive and not be merged into any Termination of this Agreement or any judgment entered in connection with any dispute, regardless of whether such dispute arises before or after Termination of the Agreement, and regardless of whether the related arbitration or litigation proceedings occur before or after Termination of this Agreement. If any part of this Section 19 is held to be unenforceable, it shall be severed and shall not affect any other part of this Section 19.

Section 20.     REPRESENTATIONS AND WARRANTIES

20.1          Representations and Warranties of Manager. Manager represents and warrants to Resort Owner as of the Effective Date as follows:

20.1.1     Manager is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its’ organization, is duly qualified to do business in the state in which the Resort is located and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Manager. Manager’s execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Manager.

20.1.2     This Agreement constitutes a valid and binding obligation of Manager an does not and will not constitute a breach of or default under the organizational and governing documents of Manager or the terms, conditions, or provisions of any law, order, rule, regulation, judgment, decree, agreement, or instrument to which Manager is a party or by which it or any substantial portion of its assets is bound or affected.

20.1.3     Manager, at its own expense, shall maintain its legal existence in full force and effect during the Term.

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20.1.4     No approval of any third party is required for Manager’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

20.1.5     To its actual knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against Manager or its Affiliates or principals that could adversely affect the validity of this Agreement or the ability of Manager to comply with its obligations under this Agreement.

20.1.6     No broker or finder was retained by Manager to render services in connection with any of the transactions contemplated hereby, and no fees are due to any third party with respect hereto.

20.1.7     Manager, together with its Affiliates, has resources and personnel sufficient for Manager to fully perform its obligations under this Agreement.

20.2          Representations and Warranties of Resort Owner. Resort Owner represents and warrants to Manager as of the Effective Date as follows:

20.2.1     Resort Owner is duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Resort is located, and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Resort Owner. Resort Owner’s execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Resort Owner.

20.2.2     This Agreement constitutes a valid and binding obligation of Resort Owner and does not and will not constitute a breach of or default under any of the organizational or governing documents of Resort Owner or the terms, conditions, or provisions of any law, order, rule, regulation, judgment, decree, agreement, or instrument to which Resort Owner is a party or by which it or any substantial portion of its assets (including the Resort) is bound or affected.

20.2.3     Resort Owner, at its own expense, shall maintain its legal existence in full force and effect throughout the Term.

20.2.4     No approval of any third party is required for Resort Owner’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

20.2.5     Resort Owner has full power, authority and legal right to control the Resort. Holdings owns fee simple title to the real property underlying the Resort.

20.2.6     To its actual knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against Resort Owner, Holdings or the Resort that could adversely affect the validity of this Agreement or the ability of Resort Owner to comply with its obligations under this Agreement.

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20.2.7     No broker or finder was retained by Resort Owner to render services in connection with any of the transactions contemplated hereby, and no fees are due to any third party with respect hereto.

Section 21.     MISCELLANEOUS

21.1          Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Agreement after each Party has signed such counterpart.

21.2          Entire Agreement; Amendments. This Agreement, together with all Exhibit(s) attached to this Agreement and other agreements expressly referred to in this Agreement, constitutes the entire agreement between the parties respecting the management and operation of the Resort. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, are superseded. This Agreement shall not be amended except in writing signed by both Parties.

21.3          Exhibits. All exhibit(s) referred to in this Agreement are incorporated in this Agreement by reference.

21.4          Further Assurances. The Parties agree to perform such further acts and to execute and deliver such additional documents and instruments as may be reasonably required in order to carry out the provisions of this Agreement and the intentions of the Parties.

21.5          Gender, Number. As used in this Agreement, the singular includes the plural and the masculine includes the feminine, wherever the context so requires.

21.6          Governing Law. This Agreement shall be governed, interpreted, construed and enforced in accordance with the laws of the State of Nevada (but not including the choice of law rules).

21.7          Headings. Headings of sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Sections to which they refer.

21.8          Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered (a) by hand as evidenced by a receipt, (b) sent by certified or registered mail, postage prepaid, return receipt requested, (c) sent by Federal Express or other similar receipted overnight delivery service, or (d) by electronic communication, in each case at the address set forth below or at such other address as from time to time designated in writing by a Party; provided, however, that the requirements of this Section 21.8 shall not apply to requests for or responses to requests for Resort Owner’s Approval. Any such notice which is properly hand-delivered, sent by receipted overnight delivery service or sent by U.S. mail, return receipt requested, shall be deemed delivered on the date indicated on the receipt, if it is delivered on or before 5 p.m. on a Business Day, and if not, then on the next Business Day or, if delivery is refused, on the date on which it is so refused.

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Address for Resort Owner and Holdings:

Riviera Casino and Hotel

2901 Las Vegas Boulevard South

Las Vegas, NV 89109

Attn: Tullio Marchionne

Email: TMarchionne@theriviera.com

With a copy to:

Rinaldi, Finkelstein & Franklin

591 West Putnam Avenue

Greenwich, CT 06830

Attn: Eric Franklin

Email: FranklE@Starwood.com

and:

Brownstein Hyatt Farber Schreck, LLP

410 17th Street, Suite 2200

Denver, CO 80202

Attn: Kevin A. Cudney

Email: kcudney@bhfs.com

Address for Manager:

Paragon Riviera LLC

6650 Via Austi Parkway, Suite 150

Las Vegas, NV 89119

Attn: Scott Menke

Email: SMenke@Paragongaming.com

With a copy to:

Lewis and Roca LLP

3993 Howard Hughes Parkway, Suite 600

Las Vegas, Nevada 89169-5996

Attn: Don Martin

Email: DMartin@LRLaw.com

21.9          Partial Invalidity. If any portion of this Agreement shall be declared invalid by order, decree or judgment, this Agreement shall be construed as if such portion had not been inserted herein, unless such construction would operate as an undue hardship on a Party, make a significant change in the economic effect of this Agreement on a Party or constitute a substantial deviation from the general intent and purpose of the Parties as reflected in this Agreement.

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21.10      Successors. Subject to the restriction on assignment contained herein, all terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors and permitted assigns.

21.11      Waiver. The failure of a Party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by a Party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party.

21.12      Time of Essence. Time is of the essence of this Agreement and each term where time is a factor.

21.13      Estoppel Certificates. Resort Owner, Holdings and Manager will, at any time and from time to time within ten (10) calendar days of the request of the other Party, execute, acknowledge, and deliver to the other Party (or Parties), a certificate certifying:

(a)                That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

(b)               Whether there are any existing Events of Default by the other Party to the knowledge of the Party making such certification, and specifying the nature of such Events of Default, if any; and

(c)                Such other matters as may be reasonably requested by a Party.

21.14      Confidentiality.

(a)                Confidential Information. In connection with this Agreement, Resort Owner and Manager may disclose Confidential Information (as hereinafter defined) to the other. The Party disclosing Confidential Information is referred to herein as the “Discloser,” and the Party receiving Confidential Information is referred to herein as the “Recipient.” “Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated, with respect to Discloser’s business, operations, technology or advice to Recipient and is (i) proprietary to, about or created by Discloser; (ii) gives Discloser some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Discloser; (iii) designated as Confidential Information by Discloser, or from all the relevant circumstances should reasonably be assumed by the recipient thereof to be confidential and proprietary to Discloser; or (iv) not generally known by non-Discloser personnel. “Confidential Information” includes the terms and provisions of this Agreement, but does not include the existence of this Agreement; provided, however, the Parties shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement. Further, “Confidential Information” shall not include information or data that: (w) is or becomes publicly known or available other than as a result of acts by Recipient in violation of this Agreement (which may include any publication of this Agreement by a Governmental Authority); (x) is known to or in the possession of Recipient prior to disclosure by Discloser; (y) is or becomes available to Recipient from third persons that to Recipient’s knowledge are not bound by a confidentiality agreement with Discloser prohibiting such disclosure; or (z) is independently created or developed by Recipient without the aid, application or use of the Confidential Information disclosed.

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(b)               Non-Disclosure of Confidential Information. Recipient agrees that it will keep Confidential Information in strict confidence and not disclose Confidential Information to third parties (except as expressly provided below) and that Recipient will not use Confidential Information other than for the purpose of performing its obligations under this Agreement. Recipient additionally agrees that it will disclose Confidential Information only to those of its employees, attorneys, accountant and advisors and any Mortgagee (any such parties, “Representatives”) who need the Confidential Information to assist Recipient in performing its obligations under this Agreement, provided that such Representatives are advised of the requirements of this Agreement and agree to abide by its terms. Recipient will be responsible for any violation of the terms of this Agreement by its employees whom Recipient has provided or disclosed Confidential Information.

(c)                Permitted Disclosures. Notwithstanding anything in this Section 21.14 to the contrary, and subject to all terms and provisions of this Section 21.14(c), a Recipient may disclose Confidential Information if necessary to comply with (i) any public company filings required by United States securities laws, and (ii) any other applicable laws, orders, regulations, rulings, subpoenas or orders of a Governmental Authority or tribunal with competent jurisdiction. Manager acknowledges and agrees that Holdings is a publicly traded company for purposes of United States securities laws, and accordingly this Agreement may be subject to disclosure as part of Holdings' regulatory filings. Holdings agrees that it shall limit disclosure of this Agreement, and/or seek confidential treatment of sensitive portions of this Agreement, to the extent that limiting such disclosure and/or such confidential treatment is available under United States securities laws. Further, with respect to any disclosure of Confidential Information pursuant to Section 21.14(c)(ii) (but not pursuant to Section 21.14(c)(i)), the Recipient shall promptly notify the Discloser of such request or requirement prior to disclosure so that Discloser may, if it so elects, seek an appropriate protective order or otherwise seek to contest, limit or protect the confidentiality of any such requested or required disclosure.

(d)               No License. No disclosure of Confidential Information to the Recipient will in any way be deemed a license or other grant of proprietary interest in Confidential Information.

21.15      Force Majeure Events. In the event of a Force Majeure Event, the obligations of the Parties and the time period for the performance of such obligations (other than the payment of money) shall be adjusted to the extent such Parties are prevented, hindered, or delayed in such performance during the period of such Force Majeure Event (except as otherwise expressly provided in this Agreement). Upon the occurrence of a Force Majeure Event, the affected Party shall give prompt, written notice of such Force Majeure Event to the other Party setting forth a description of the Force Majeure Event and its cause (to the extent known to such Party) and a description of the condition delaying the performance of such Party’s obligations.

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21.16      Recourse. Any provision of this Agreement to the contrary notwithstanding, the Parties hereby agree that no personal, partnership or corporate liability of any kind or character (including, without limitation, the payment of any judgment) whatsoever now attaches or at any time hereafter under any condition shall attach to any of Resort Owner’s, Holdings’ or Manager’s constituent entities, agents and Affiliates or any Mortgagee for payment of any amount payable under this Agreement or for the performance of any obligation under this Agreement (except to the extent expressly provided otherwise in other written, executed agreements). Manager shall look only to the estate, interest and property of Resort Owner and Holdings in the Resort for the satisfaction of Manager’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Resort Owner. Resort Owner and Holdings agree that they are all jointly and severally liable with one another with respect to payments and obligations (including, without limitation, indemnification obligations) owing to Manager hereunder.

21.17      Covenant of Good Faith and Fair Dealing. Each Party agrees to act in good faith in dealing with one another pursuant to this Agreement. Each Party hereby covenants to the others that it shall not undermine the rights of the other Party with respect to this Agreement and will cooperate with each other in achieving the goals of this Agreement; provided, however, that nothing in the foregoing will be deemed to limit or otherwise affect the rights of a Party to terminate this Agreement or seek remedies for defaults hereunder, all as provided for in this Agreement.

21.18      Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the State of Nevada, the Nevada Gaming Authorities, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the Parties to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of Resort Owner or Manager under this Agreement or any other agreement or document related hereto.

21.19      No Recordation. Neither this Agreement nor any memorandum hereof shall be recorded in the real estate records for the Resort or any other public records.

21.20      Other Paragon Hotels/Resorts/Casinos. During the first nine (9) months of the Term, neither Manager nor any of its Affiliates or principals will directly or indirectly own, operate, lease, manage, invest in, advise or otherwise provide services to any other transient lodging and/or gaming facility (including a hotel, a condo-hotel, casino hotel, casino or a timeshare) that is located within the greater Las Vegas area. During the final fifteen (15) months of the Term, neither Manager nor any of its Affiliates or principals will directly or indirectly own, operate, lease, manage, invest in, advise or otherwise provide services to the following casino resorts in the Las Vegas, Nevada area commonly known as of the Effective Date as: Circus Circus, Stratosphere and LVH (formerly Las Vegas Hilton). Without limiting the rights and remedies of the Parties under any provision of this Agreement, Resort Owner will be entitled, in the case of any breach (actual or threatened) of the covenants of this Section 21.20 by Manager or any of its Affiliates or principals, to injunctive relief and to any other right or remedy available at law or in equity. Manager acknowledges that compliance by Manager and its Affiliates and principals with the restrictions imposed by this Section 21.20 is necessary in connection with the fulfillment by Manager of its duties as Resort Owner’s agent and fiduciary and that Resort Owner would not have entered into this Agreement in the absence of such restrictions. Subject to the foregoing, Manager’s obligations under this Agreement shall not limit, restrict or prohibit Manager or any of its Affiliates from owning, leasing, operating, managing, licensing or franchising any other transient lodging and/or gaming facility (including a hotel, a condo-hotel, a casino hotel, a casino or a timeshare). Any breach by Manager or any of its Affiliates or principals of this Section 21.20 shall constitute an immediate Event of Default by Manager, without opportunity to cure, and Resort Owner may, in addition to other remedies available at law and in equity, terminate this Agreement on written notice to Manager upon the occurrence of any such Event of Default. In the event of a Termination of this Agreement pursuant to this Section 21.20, Resort Owner shall pay the Base Fee payable to Manager through the date of such Termination (pro-rated if such Termination occurs on any day other than the final day of an Accounting Period). No Incentive Management Fee or other termination fees or penalties shall be payable by Resort Owner in connection with a Termination of this Agreement pursuant to this Section 21.20.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

RESORT OWNER:

RIVIERA OPERATING CORPORATION

By:	/s/ Paul Roshetko
Name:	Paul Roshetko
Title:	V.P., CFO & Treasurer

HOLDINGS:

RIVIERA HOLDINGS CORPORATION

By:	/s/ Paul Roshetko
Name:	Paul Roshetko
Title:	V.P., CFO & Treasurer

MANAGER:

PARAGON RIVIERA LLC

By:	/s/ Scott Menke
Name:	Scott Menke
Title:	Director

JOINDER OF PRINCIPALS

Each of the undersigned, in their individual capacities, personally joins in this Agreement solely for the limited purpose of unconditionally, irrevocably and jointly and severally guarantying to Resort Owner and Holdings that Manager, its Affiliates and principals shall comply with the provisions of Section 21.20 of this Agreement, and upon any breach by Manager, its Affiliates or principals of such Section 21.20, Resort Owner may pursue its rights and remedies against either or both of the undersigned. No delay on the part of Resort Owner or Holdings in the exercise of any right or remedy shall operate as a waiver of such right or remedy, and no single or partial exercise by Resort Owner or Holdings of any right or remedy shall preclude the further exercise of such right or remedy. Further, each of the undersigned acknowledges and agrees that (i) Resort Owner and Holdings may bring any action or claim directly against either or both of the undersigned without first proceeding against or naming Manager in any such action, and (ii) no bankruptcy, insolvency or receivership of Manager shall invalidate or render this provision void as against each of the undersigned. Any notice provided by Resort Owner or Holdings to Manager shall constitute notice to each of the undersigned. This Joinder of Principals shall survive Termination of this Agreement.

/s/Diana Bennett	/s/ Scott Menke
Diana Bennett	Scott Menke

EXHIBIT A

MANAGER’S INTELLECTUAL PROPERTY

- Hiring Without Fear Certification

- Ideas and Innovations Annual Campaign

- Associate Integrity Program

- Performance Matrix

- Quarterly Developmental Scorecards

- Circle of Service

EXHIBIT B

PARAGON EMPLOYEES

Name	Position/Title
Diana Bennett	CEO
Scott Menke	President
John Groom	Chief Operating Officer
Doug Osrow	Chief Financial Officer
Brent Fleming	Vice President Human Resources
Dennis Amerine	Vice President of Compliance
Terry Black	Director of Finance
Chitra Jayanathan	Asset Manager
Jack Behrens	Director of Operational Analysis

EXHIBIT C

TERMINATION FEE SCHEDULE

Termination Fee Schedule

Month	Date	Termination Fee (A)	Termination Fee (B)
1	7/31/2013
2	8/31/2013
3	9/30/2013
4	10/31/2013	300,000
5	11/30/2013	300,000
6	12/31/2013	300,000
7	1/31/2014	300,000	1,500,000
8	2/28/2014	300,000	1,500,000
9	3/31/2014	300,000	1,500,000
10	4/30/2014	300,000	1,500,000
11	5/31/2014	300,000	1,500,000
12	6/30/2014	300,000	1,500,000
13	7/31/2014	150,000	750,000
14	8/31/2014	150,000	750,000
15	9/30/2014	150,000	750,000
16	10/31/2014	150,000	750,000
17	11/30/2014	150,000	750,000
18	12/31/2014	150,000	750,000
19	1/31/2015	150,000	1,500,000
20	2/28/2015	150,000	1,500,000
21	3/31/2015	150,000	1,500,000
22	4/30/2015	150,000	1,500,000
23	5/31/2015	150,000	1,500,000
24	6/30/2015	75,000	1,500,000